Exhibit (a)(11)

Update of the

Independent Expert Opinion

for the determination of the equity value

from 13 September 2006 as of 17 January 2007

Schering Aktiengesellschaft, Berlin

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

ABCD

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

ABCD

Update of the

Independent Expert Opinion

for the determination of the equity value

from 13 September 2006 as of 17 January 2007

Schering Aktiengesellschaft, Berlin

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page I

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page II

Schering AG
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of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
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Annexes
Annex 1	Bridge adjusted / unadjusted operating profit
Annex 2	General Engagement Terms for Wirtschaftsprüfer and Wirtschaftsprüfungsgesellschaften ("GET")

Schering AG
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1	Assignment and Execution

1.1	Assignment

The management of Bayer Schering GmbH, Leverkusen (previously Dritte BV GmbH, Leverkusen, hereinafter, "BSG"), has mandated us in a letter dated 12 October 2006 with the preparation of a valuation of

Schering AG, Berlin.

Background for our assignment is the determination of the adequate cash compensation in connection with the intended exclusion of minority shareholders (squeeze-out) pursuant to § 327a et seq. German Stock Corporations Act [Aktiengesetz, "AktG"]. Since a Domination and Profit and Loss Transfer Agreement exists between BSG and Schering, in our view the adequate cash compensation under § 327b para. 1 AktG must be determined on the basis of the contractual guaranteed dividends. We refer in this regard to our Independent Expert Opinion dated 3 December 2006 on the determination of the adequate cash compensation pursuant to § 327b para. 1 AktG as of 17 January 2007. The equity value of Schering AG is in our opinion not an appropriate basis for determining the adequate cash compensation in light of the existing Domination and Profit and Loss Transfer Agreement. Nevertheless, BSG mandated us to derive the equity value of Schering AG on the basis of the discounted earnings value method. The valuation date is 17 January 2007, the date of the intended extraordinary shareholders meeting in which the decision on the exclusion of the minority shareholders is to be made. The basis for the determination of the value is the corporate planning of the Company in which measures resulting from the conclusion of the Domination and Profit and Loss Transfer Agreement are not taken into account. Thus, the valuation is an update of the equity value determined as of 13 September 2006, the date of the resolution on the Domination and Profit and Loss Transfer Agreement, on a stand-alone basis.

When carrying out the assignment, we applied the German “Standards for performing company valuations” (IDW S 1: Grundsätze zur Durchführung von Unternehmensbewertungen) which have been established by the main specialized committee of the German Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) dated 18 October 2005 (IDW S 1). We are providing our report in the function as an independent expert (neutraler Gutachter). The value of the company is, thus, an objective amount.

The engagement is subject to the attached General Engagement Terms (“GET”) for accountants and accounting firms in the version dated 1 January 2002 (Allgemeine Auftragsbedingungen für Wirtschaftsprüfer und Wirtschaftsprüfungsgesellschaften) attached as Annex 2. The maximum amount of our liability is determined pursuant to no. 9 of the GET and supplemental written agreements. With regard to third parties no. 1 para. 2 and no. 9 of the GET are determinative.

Schering AG
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This report has been prepared in connection with the intended exclusion of the minority shareholders pursuant to § 327a AktG by BSG as the main shareholder under § 327a para. 1 AktG and is intended exclusively for the internal use by the client. The internal use includes the use for informational purposes in the context of the written and oral reporting to the shareholders. This includes the possibility for review of documents in connection with the shareholders’ meeting.

Subject to KPMG’s prior written approval, the report may be released to third parties in its full version only. This release must include a written statement setting out the purpose of the engagement, restrictions on releasing the report to other parties and liability arrangements. The release is conditional upon the third party agreeing in writing to accept the current GET and the limitations in our liability as well as confirming that it will treat the report as confidential and will not release the report to any other party.

The attorneys, auditors and advisors mandated by the client in connection with the intended exclusion of minority shareholders pursuant to § 327a AktG are not third parties within the meaning of this paragraph to the extent that they are subject to professional confidentiality and have not been released by the client from the obligation to maintain confidentiality.

1.2	Execution

We executed the assignment in the months from October through December 2006 in the offices of Schering AG as well as in our offices in Berlin and Frankfurt, Germany.

We have compiled the following list of the documents upon which our activity was primarily based:

-	Domination and Profit and Loss Transfer Agreement between BSG and Schering AG dated 31 July 2006;
-	Articles of Association, excerpt from the commercial register for Schering AG;
-
Audited annual financial statements and consolidated financial statements of Schering AG for the fiscal years 2003 through 2005 prepared and certified with an unrestricted auditors certification by BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprüfungsgesellschaft;

-	Schering AG quarterly reports for the first through the third quarter in the fiscal year 2006;
-	Forecast for the fiscal year 2006 (Outlook III) from November 2006;
-	Planned accounts of Schering for the years 2007 through 2009 dated November 2006;
-	Documents on the strategic process at Schering in the year 2006 with the outlook up to 2015 in the version dated 20 June 2006;

Schering AG
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-	Documents on Schering’s commercial evaluation process conducted together with Bayer at Schering in the months September and October;
-	Overview of pre-contractual synergies.

In addition, the information contact persons designated by the client willingly provided additional information.

As a general rule, our work is based on the documents provided for the purpose of the valuation. We critically examined these documents, but we did not subject them to an audit as we would have in the case of auditing annual financial statements. The planned accounts were examined by us with regard to plausibility and were discussed with the management board of Schering AG and other responsible employees. In addition, we took into account the current legal and economic parameters, the customer and supplier structures as well as the assets, the financial conditions and the earnings positions of previous years.

We wish to point out that the following presented calculations for the summarily determined value have generally been prepared without disclosing decimals. Since the calculation was made with the exact values, the addition or subtraction of values in the tables can lead to discrepancies with the indicated subtotals or the total sums. So far as not otherwise noted, all of the financial numbers shown for Schering AG conform to the provisions of the International Financial Reporting Standards (IFRS).

The management board of Schering AG has issued a letter of representation to us stating that all information relevant to the preparation of this report has been granted correctly and completely.

Schering AG
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2	Legal and economic status

2.1	Legal status

Schering AG is a stock corporation under German law with its registered office in Berlin. It is registered in the Commercial Register of the Local Court Charlottenburg, Berlin, under HRB 283 B.

The share capital of Schering AG is € 194,000,000 and is divided into 194,000,000 shares. As of 1 December 2006 the company held 3,124,300 treasury shares.

The purpose of the Company is according to the Articles of Association:

-
the research and development of, the purchase and sale of chemical and biotechnological products; these products include especially pharmaceuticals, pharmaceutical ingredients, diagnostics and vaccines for human and veterinary medicine as well as fine chemicals, radioactive substances, and intermediate products;

-	the research of, the development of, the manufacture and sales of medicines and equipment for medical and laboratory purposes and
-	the preparation, acquisition, and utilization of chemical, biological, and technical procedures and facilities.

The Articles of Association of Schering AG are valid in the version dated 27 October 2006. The fiscal year is the calendar year.

As of 30 June 2006, Schering AG has more than 150 subsidiaries worldwide. Of particular importance are the wholly owned subsidiaries Schering Oy with its registered office in Helsinki, Finland, Berlex Inc. with its registered office in Monteville, USA (hereinafter, "Berlex"), Medrad Inc. with its registered office in Indianola, USA (hereinafter, "Medrad"), Schering S.p.A. Italy with its registered office in Milan, Italy, Schering do Brasil Químíca e Farmacéutica Ltda, São Paolo/SP, Brazil, Nihon Schering K.K., Osaka, Japan, Schering Mexicana S.A. de C.V., México, D.F., Mexico. Schering AG has received in the instruction from BSG under the applicable Domination and Profit and Loss Transfer Agreement to sell the majority of the subsidiaries and companies in which there are shareholdings to companies in the Bayer Group by the end of the year 2006 or the beginning of the year 2007. For purposes of this report, which represents the situation without the effects of the Domination and Profit and Loss Transfer Agreement, Schering is valued without change as a corporate group, including all subsidiaries and companies in which there are shareholdings.

Schering AG
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Schering AG and its affiliates are shown as fully consolidated in the Schering Group for purposes of reporting and planning in accordance with the International Financial Reporting Standards (IFRS).

BSG has acquired a shareholding in Schering AG (without treasury shares) of more than 95 % by way of a voluntary public takeover offer dated 13 April 2006, including the change dated 30 May 2006, as well as supplemental purchases of shares on the stock exchange and outside of the stock exchange.

Schering AG signed a Domination and Profit and Loss Transfer Agreement with BSG as dominating company on 31 July 2006.

The extraordinary shareholders meeting of Schering AG on 13 September 2006 approved the Domination and Profit and Loss Transfer Agreement with BSG which provides for cash compensation of the minority shareholders under § 305 AktG in the amount of € 89 and a fixed guaranteed dividend under § 304 AktG in an amount of € 4.60 (gross portion of profit per share).

The corporate income tax including the solidarity surcharge which must be paid by Schering AG out of the gross portion of profits subject to corporate income tax in the amount of € 3.70 contained in the gross profit per share must be deducted. The Domination and Profit and Loss Transfer Agreement with BSG took effect upon registration in the commercial register at the registered office of Schering AG on 27 October 2006.

BSG did, as announced at the extraordinary shareholder meeting of the Schering AG on the 13 September 2006, raise the cash compensation to the Federal Financial Supervisory Authority (“Bundestanstalt für Finanzdienstleistungsaufsicht” (BaFin)) calculated three month weighted average share price of the Schering AG in the amount of € 89.36 per share, with the three month ending on the 13 September 2006.

Schering AG
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2.2	Economic status

2.2.1	Business operations and organization

Schering is active in all important regional markets for pharmaceutical products. The business operations of Schering AG are organized in the form of a matrix with the regions being the primary segment and the business areas being the second criterion. The business areas are responsible for research and development of medications and therapeutic applications and therefore share the profit responsibility with the regions. The primary responsibility for the ongoing business lies with the segments. The segments have the responsibility for adapting these to regional peculiarities and distributing them in the respective markets. Schering AG's pharmaceutical business is specialized into the business areas Gynecology & Andrology, Diagnostic Imaging, Special Therapeutics, and Oncology. Schering AG's worldwide pharmaceutical business is further divided on a geographical basis. The pharmaceutical business has five geographic segments: Europe Region, USA, Japan, Latin America/Canada, and Asia/Pacific. The 2005 sales distributions per segment and business area (calculated without the interest in ALK-Scherax, (hereinafter "ALK"), and the radiopharmaceutical business as well as the change of the business responsibility for the product Mittoval from the business area of oncology to the area of gynecology and andrology) are shown in the following table:

Adjusted for the divestiture of the radiopharmaceutical and ALK-Scherax-business and the reallocation of Mittoval

Since 1 January 2006, Other Activities include the business of the Medrad with application technologies for contrast agents, which in fiscal year 2005 were accounted for in the segment USA.

Schering AG
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The business areas and segments are supported by central departments in which overlapping resources in marketing, distribution, technology and administration as well as research and development are bundled.

The number of employees in the Schering Group as of 30 September 2006 was 23,050 (on a full-time basis). As shown in the following graph, these were primarily employed at Schering AG in Germany and in the European segment.

The process of researching, discovering a substance, development, approval and market introduction of a (patented) medication is of central importance for the success of a pharmaceutical company engaged in research. The discovery of a substance is followed by a complex development process in which comprehensive clinical studies prove the effectiveness and safety of the substance. Assuming that these studies run successfully and all regulatory conditions are satisfied, an innovative medication can be approved. As a result of these requirements, pharmaceutical companies engaged in research normally only have a few years in order to achieve pioneering profits. The following graph illustrates the process of research, development and market introduction of innovative medicines:

Schering AG
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The effective patent protection lasts for a period of less then ten years1 in which successful product innovations must cover the expenses of their own research projects and those of less successful research projects. Accordingly, the duration of the effective patent protection is of particular importance for the economic development of Schering. Therefore, pharmaceutical companies engaged in research try to extend the period of effective patent protection by applying for formulation and process patents to protect themselves against generic competition.

The following table shows the expiration dates for the main Schering products and/or production processes.

	Gynecology & Andrology				Diagnostic Imaging				Specialized Therapeutics	Oncology
	Yasmin	Mirena		Femovan	Magnevist			Ultravist	Betaferon[1]	Campath	Leukine
Patent on	Formulation	Device (Inserter)	Process	Process	Product	Formulation	Method of Use	Product	Product	Product	Product
Europe
Germany	2020***	2015	2013	2006	-	2007	-	-	2008	2009	2006
France	2020***	2015	2013	2006	-	2007	-	-	2008	2009	2006
Italy	2020***	2015	2013	2006	2007	2007	-	2009	2008	2009	2006
Great Britain	2020***	2015	2013	2006	-	2007	-	-	2008	2009	2006
United States	2020***	2015	2013	-	2011	2009	2013	-	2007	2015	2012
Japan	2020*/***	-	2013	2006	-	2007	-	-	2003**	2009	2006

1 In the USA and in the countries outside of Europe the multiple sclerosis-medicament Betaferon is marketed under the brand name Betaseron.
* Patent pending
** Appeal against rejection of patent term extension pending
*** Composition comprising micronized drospirenone together with ethinylestradiol
____________________________

1 BPI Pharmadaten 2005, p. 15.

Schering AG
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The earnings position of Schering Group in the fiscal years 2003 through 2005 can be shown as follows:

Schering Group - Income Statement
	2003* €m	2004* €m	2005 €m
Net sales	4,828	4,907	5,308
Cost Sales	1,233	1,206	1,256
Gross profit	3,595	3,701	4,052
in % of net sales	74.5%	75.4%	76.3%
Cost of
marketing and selling	1,519	1,544	1,687
research and development	923	918	982
engineering and administration	563	522	522
Other operating income	399	362	432
Other operating expenses	293	311	365
Operating profit	696	768	928
in % of net sales	14.5%	15.7%	17.5%
Financial result	15	-9	42
Income taxes	259	252	346
Profit for the period	452	507	624
Minority interest	-3	-3	-5
Net profit	449	504	619
in % of net sales	9.3%	10.3%	11.7%

*previous year's figures adjusted in accordance with the amendment "Actual Gains and Losses, Group Plans and Disclosures" to IAS 19

After a small increase in sales in the fiscal year 2004, Schering was able to realize an 8 % increase in net sales and a 9 % increase in profits growth in the year 2005. Economies of scale and clear savings in the area of costs were the reason for the 21 % improvement in net income. In addition, financial results in the fiscal year 2005 improved. After a 12 % increase in 2004 the corporate group profit increased by 23 % in the year 2005.

Schering AG
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The following overview shows the Schering Group's financial statement for the fiscal years 2003 through 2005:

Consolidated Balance Sheet of the Schering Group
	2003* €m	2004* €m	2005 €m
Assets
Intangible Assets	723	678	694
Property, plant equipment	1,213	1,176	1,161
Financial assets	262	334	309
Other non-current assets	289	350	355
Non-current assets	2,487	2,538	2,519

Inventories	996	992	959
Trade receivables	1,430	1,402	1,752
Cash and cash equivalents	566	785	776
Assets classified as held for sale	0	0	97
Current assets	2,992	3,179	3,584

Total assets	5,479	5,717	6,103

Equity and Liabilities
Issued capital	194	194	194
Share premium account	334	334	334
Retained earnings	2,239	2,292	2,741
Treasury shares	0	-4	-4
Equity before minority interest	2,767	2,816	3,265
Minority interest	16	17	18
Total equity	2,783	2,833	3,283

Non-current provisions	1,290	1,380	900
Non-current borrowings	36	199	228
Other non-current liabilities	24	30	32
Non-current liabilities	1,350	1,609	1,160

Current provisions	656	713	863
Trade payables	354	304	375
Current borrowings	74	39	27
Other current liabilities	262	219	236
Liabilities directly associated with assets classified as held for sale	0	0	159
Current liabilities	1,346	1,275	1,660

Total equity and liabilities	5,479	5,717	6,103

*previous year's figures adjusted in accordance with the amendment "Actual Gains and Losses, Group Plans and Disclosures" to IAS 19; the figures were also restated to give effect to changes in the presentation of Total equity (IAS 1) and in the accounting for employee share purchase plans (IFRS 2)

The assets of the balance sheet for the year 2005 is characterized by an increase in the short term assets which has its basis primarily in the increase in assets, accounts receivable, and other investments. The securities relate primarily to fixed interest securities having a remaining term

Schering AG
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of less than one year. The increase of these assets by € 196 million is substantially a consequence of the increase in liquidity as a result of retained earnings from the previous years. In addition, € 450 million were used to finance the Schering Altersversorgung Treuhand Verein (Schering pension organization). The increase in accounts receivable for goods and services is a result of the increased sales volume of fiscal year 2005.

The assets for the sale of the radiopharmaceuticals business in 2006 were accounted for under the assets classified as held for sale in fiscal year 2005.

The development of the fixed assets in the fiscal year 2005 was influenced by the extraordinary depreciation of assets in the radiopharmaceuticals business and investments such as the new construction of the laboratory building S116 in Berlin. Furthermore, the production site Lys-Lez-Lannoy in France has been sold.

The increase in profit reserves had its basis in the retention of substantial portions of the annual net profit.

The long term provisions include provisions for pensions and similar obligations have been reduced in the fiscal year 2005 primarily as a result of funding the Schering Altersversorgung Treuhand Verein in the amount of € 450 million. This was offset in part by an increase of existing pension reserves resulting from the lowering of the calculatory interest rate.

The increase in current liabilities essentially has its correspondent base to business development in the form of increases in the items trade payables and current provisions.

2.2.2	Market environment and competitive situation

The worldwide pharmaceutical market has grown during the period from 2000 through 2005 at an annual average rate of 11%.2  This growth had different strengths in various regional markets, as will be explained below - especially in the most important pharmaceutical markets of USA, Europe and Japan. The market growth and the growth of Schering AG are especially dependent on the following factors:

-	Development of the structure of the population
-	(State) regulation of the health market
-	Portion of sales of generics of the pharmaceutical market
________________________

2	IMS Health, Global pharmaceutical sales 2005; IMS-Data reports no information on contrasting agents, which Schering's Diagnostic Imaging division develops and sells.

Schering AG
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The pharmaceutical market is characterized by six multi-national corporate groups which together achieved approximately 30 % of worldwide sales.3   These corporate groups are characterized in each case by a portfolio of patent protected medicines. If a medication achieves more than USD 1 billion per year, this is referred to as a "blockbuster". The prerequisites for this success are research, development and market introduction of medications whose effective substances normally have an innovative nature with regard to effectiveness and safety. The importance of the few introductions of new products satisfying these requirements is of particular relevance for the earnings power of a pharmaceutical company engaged in research because the research and development costs of all projects must be covered by the few successful product innovations.

Producers of generics are clearly different from pharmaceutical enterprises engaged in research because the producers of generics put pharmaceuticals based on formerly patented substances on the market without any substantial research. Since these chemically equivalent medicines are offered normally much cheaper than the original medication, the sales and margins of the original medication rapidly fall upon market introduction of generic competitive products.

Generic producers achieve approximately 50 % of the sales in the generic pharmaceutical market. The producers of generics worldwide share of sales for pharmaceuticals were 10%4 in the year 2005.

As a consequence of the savings of public organizations (social insurance) on the spending side, generics will continue to gain in importance. These savings in benefit cuts result in price pressure on the original medications. This price pressure in a market which is subject to generics could also lead to an increasing substitution of original products by generics. This development is also promoted by the fact that patients with health insurance must in the future themselves bear a greater portion of their health costs. Finally, pharmaceutical enterprises engaged in research can only protect themselves against generic competition after expiration of the patent protection by establishing strong (product) brands.

As a result of the planned product introductions and the demographic developments, it is anticipated that the worldwide pharmaceutical market, starting at a base of USD 602 billion in the year 2005, will grow in the next 5 years annually at rates of 5 to 8%.5 This market growth is expected to have its basis in innovative products, therapeutic progress and new applications for existing products.

________________________

3	Pharmaceuticals & Biotechnology, Datamonitor May 2005, p. 13. The six companies are Pfizer, Sanofi-Aventis, GlaxoSmithKline, Merck & Co., J & J, AstraZeneca.
4	Global Generics Guide: Part 2, Datamonitor June 2006, p. 11.
5	IMS Global Pharmaceutical market 2005.

Schering AG
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The increased sale of medicines is also attributed to two additional factors. In the first place, the increasing average age of the population and the observation that older people require more medicines. Secondly, increasing purchasing power worldwide enables patients in developing countries to increasingly resort to modern therapies.6

Schering’s most important markets continue to be in Europe, despite Schering's worldwide presence. The segments Europe, USA and Japan represent 80.1 % of the net sales of Schering. The following graph summarizes Schering net sales according to segments in the fiscal year 2005, adjusted for the net sales of the radiopharmaceuticals business and the ALK-participation. To clarify, we would like to point out that the European segment contains regions outside the EU and that the USA segment also includes net sales of Medrad outside the USA.

Segment Europe Region

Segment Europe is the most important region for Schering, representing 44.7 % of the Group sales in the fiscal year 2005. It includes the countries in the European Union and the other European countries including Russia and Turkey. In addition, this segment includes the countries in the Caucasus, Central Asia and the Middle East, the Indian sub-continent and the entire African Continent. This segment also includes the business activities of Schering Oy, Helsinki, Finland, Jenapharm GmbH & Co. KG, Jena, Cis bio Int., Gif/Yvette, France, (hereinafter "Cis bio Int.") as well as Justesa Imagen, Madrid, Spain.

The strongest pharmaceutical markets in terms of net sales in Europe are Germany, France and Italy, representing 47 % of the net sales in the segment Europe.

________________________

6	Pharmaceuticals industry pulse, SG Cowen, March 2006, p. 16.

Schering AG
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The tension between innovation and ability to finance is approached in different manners in the individual countries in Europe: There are binding price negotiations in France for all pharmaceuticals; Sweden is characterized by clear regulations on reimbursement, while in The Netherlands, the regulation of prices by the state is delegated mostly to the insurers.

Positive developments in the pharmaceutical markets are seen in the progress of medicine and technology for developments relating to diseases which are not yet subject to therapy. In addition, the expansion of the European market influences the growth potential: Ten countries joining the EU represented only 7 % of the European pharmaceutical market in 2005 and are expected to grow in the following five years in high one digit or low two digit percentage rates.7

As a result of this development, the European pharmaceutical market grew in 2005 by 7.1 % to USD 169.5 billion.8   In the European segment, Schering had growth in net sales in the fiscal year 2005 of 5%.

Segment USA Region

This segment includes the pharmaceutical activities in the geographic region of the United States of America as well as Puerto Rico. Additionally, included in the USA segment until 2005 are the foreign sales of application systems (injection systems and accessories) for contrast agents sold by the Medrad.9   The rights to the name Schering are held by the independent American pharmaceutical company Schering-Plough, Corporation, Kenilworth, USA (hereinafter "Schering-Plough"), due to historic reasons.

The USA segment is the second most important segment for Schering AG providing 27.0 % of group sales in fiscal year 2005. The enormous importance of the American pharmaceutical market (world market share in year 2005: 44%10) is not reflected in the sales distribution of Schering. At the same time, this market grew 10 % per year from 2001 to 2005.11   Producers of generic pharmaceuticals participated strongly in the growth of this market (CAGR 2001 to 2005 16.1%).12   In fiscal year 2005, it achieved growth in net sales in the amount of 13 % after adjustment for currency exchange effects (unadjusted 14%).

________________________

7	BPI: Pharmadaten, August 2006 p. 27, 29, KPMG calculation.
8	IMS Health Reports dated 20 June 2006.
9	Since 1 January 2006 the sales of the Medrad have been included under Other Activities.
10	Arzneimittelmarkt, VFA Statistics 2006; Umsatz zu Herstellabgabepreisen im Apothekenmarkt.
11	IMS, U.S. Purchae Activity by Chanel, 2001; IMS, U.S. Purchase Activity by Chanel, 2005; KPMG calculation.
12	Global Generics Guide: Part 2, Datamonitor, June 2006, p. 15; Generics in the United States, Datamonitor, August 2005, p. 9; KPMG calculation.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
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National approval for pharmaceuticals is carried out in the USA by the Food and Drug Administration (hereinafter, the "FDA"). The FDA controls the safety and effectiveness of medical products, human and veterinary pharmaceuticals. The approval of a medication in the US market requires compliance with certain requirements for production facilities and production processes, which are formulated and controlled by the FDA.

Segment Japan

Schering AG achieved 8.4 % of their net sales in the Japanese pharmaceutical market. This high priced market is characterized by very restrictive approval processes. The public health authority (National Health Insurance, NHI) has taken steps to enact a two year cycle of price reductions for approved medicines. Due to these regulatory actions, Schering expects regular future price reductions.

However, Schering had growth in net sales in the local currency of 1 % as a result of increased sales volume.

Segment Latin America / Canada Region

The segment Latin America / Canada is managed by the regional center in Mexico and is responsible for distribution through more than 15 subsidiaries in Latin America, Canada as well as in the Caribbean region 9.0 % of the net sales of Schering AG were achieved in this segment in the fiscal year 2005. The strongest markets in terms of sales are Brazil, Mexico and Canada.

The market environment in Latin American is characterized by a strong presence of generic pharmaceuticals and the distribution of black market products. This is enabled by the lack of reimbursement of pharmaceuticals, very limited enforcement of patent legislation as well as the approval policy of the regulating authorities.

Yasmin is the strongest product in terms of sales in virtually all countries in this segment. Contraceptives in general achieve 70 % of the net sales proceeds of Schering AG in this segment.

The development in the Latin American segment is strongly dependent on the rate of exchange compared to the Euro. Adjusted for these effects, Schering achieved a 9 % growth rate in fiscal year 2005 (unadjusted 19%).

Segment Asia/Pacific Region

The Asian/Pacific segment contributed 4.8 % of Schering Group sales in fiscal year 2005.

The segment includes the countries in Southeast Asia and Eastern Asia (without Japan) as well as Australia and New Zealand. In the fiscal year 2005, Australia, South Korea and China were the strongest markets in terms of sales which achieved 74 % of the net sales in this segment.

Schering AG
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A common characteristic in all sub-markets is the lack of reimbursement of costs which has the consequence of less value being placed on brands and a preference for generic products. An exception is China where the pharmaceutical market is dominated by individual products. Therefore, the focus on strong (product) brands represents a good marketing strategy there.

Taiwan, South Korea, Hong Kong and Singapore are characterized by an advanced development of the pharmaceutical market. Contrary to this, China and Indonesia have great potential for growth as a result of the interplay between a strong economy and increasing rates of diagnosis and treatment.

The Chinese pharmaceutical market in 2005 was USD 11.7 billion. China will be the seventh largest pharmaceutical market in the world in 2009 as the result of anticipated two digit growth rates.13

2.2.3	Business area Gynecology & Andrology

The Gynecology & Andrology business area consists of four indication areas: hormonal contraception, menopause management, gynecological therapy and andrology. The net sales in the fiscal year 2005 in these indications are shown as follows:

Fiscal Year 2005
adjusted*

*adjustments of the net sales in the indication area Andrology for Mittoval

The relevant genital-urinary market for the division Gynecology & Andrology generated a worldwide sales volume of € 15.3 billion in the year 2005. A market volume of € 19.1 billion is anticipated for the year 2010 based on moderate growth rates averaging 4.6%.14 In the fiscal year 2005, the Gynecology and Andrology business area achieved net sales of € 2,001 million. The strongest segment in terms of growth was Europe with a net sales share of 54.2%, followed by the segment USA with 22.1 % and the segment Latin America / Canada with 16.6%. The strongest field in terms of sales was hormonal contraception with a net sales share of 84.0%, followed by menopause management with 8.5 % of business area net sales.

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13	IMS Health Reports, 20 June 2006.
14	Evaluate Pharma, 9 November 2006.

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Hormonal Contraception

Oral and non-oral contraceptive medications for women are developed and marketed in the field relating to hormonal contraception. Since the year 2005, Schering has been the market leader in this indication area with a share of the global market of approximately 27%. The market share in the segment Europe was 47 % in the fiscal year 2005. The market share of Schering, in the segment USA, in which the highest rate of growth is anticipated in the future, was 14 % as a result of the active appearance on the market which only occurred recently. In addition to pure contraception, the product focus is on health relevant additional uses for the treatment of pre-menstrual disphory, dysmenorrhorea and acne.

The three strongest products of the gynecology and andrology business area in terms of sales involve the indication area of hormonal contraception and make up more than 50 % of the net sales in this business area.

The strongest product in terms of sales in the fiscal year 2005 was Yasmin with net sales of € 586 million, making up 29.3 % of the net sales of the business area. This product was introduced into the market in the year 2000 and has patent protection until the year 2020. It is based on the innovative progestin drospirenone developed by Schering AG itself and is, at the present time, the most successful oral contraceptive worldwide. Yasmin had growth in net sales of 36.4 % in the fiscal year 2005 representing a worldwide market share of more than 13 % and, thus, contributed substantially to securing the market leadership in this indication area. The largest portion of net sales of Yasmin was in the USA with 48.2%.

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Schering has an additional innovative product in Mirena, which was introduced into the market in 199015  and achieved in the fiscal year 2005 net sales of € 243 million. This corresponds to 12.1 % of the net sales in the business area and a growth in net sales of 22.1 % compared to the year 2004. The largest portion of net sales of Mirena was 52.7 % in Europe. Mirena is a progestin releasing intra-uterine system and is a medication in the indication area of non-oral contraceptives which guarantees an effective contraception for five years after being placed in the uterus. At the present time, more than seven million women worldwide use this system. The patent protection for the device for Mirena continues until the year 2015, and the patent protection for the production process lasts until the year 2013.

The third strongest product in terms of sales in the fiscal year 2005 was Diane, a no longer patent protected therapy for acne having additionally a contraceptive effect, which made a contribution of € 172 million or 8.6 % to the net sales in this business area while having a reduction in net sales of -8.0%. The reduction in net sales was primarily the result of the increasing competition from generics. They threaten as a general rule the sales of the product portfolio as when the patent protection expires they offer much cheaper medications.

The company has the strategic goal of concentrating on patent protected, innovative products and substances in order to secure the future growth in net sales of the business area and its market leadership. In the self developed progestin drospirenone, Schering has a patent protected product as the basis for the further expansion of a broad product family with blockbuster potential (the Yasmin family).

Yasminelle, a low dosage variety of Yasmin which received approval in The Netherlands as the reference country for the EU in August 2005 and European wide approval in May 2006, as well as YAZ, a low-dosage oral contraceptive with an innovative dosage scheme and positive effects on premenstrual dysphory (PMDD), provides the company with two medications which are intended to continue the positive trend in the sales of Yasmin in the future. The expanded approval of YAZ for the treatment of premenstrual dysphory was issued by the U.S. American Food and Drug Administration (FDA) in October 2006.

A moderate, average growth of 2.9 % annually in the period up to 2010 is anticipated in the market for hormonal contraceptives.16   The main competitors for the Company are Johnson&Johnson, New Brunswick, USA (hereinafter "J&J"), having a market share of approximately 21%, Barr Pharmaceutical Inc., Pomona, USA (hereinafter "Barr") with a market share of approximately 10%, Akzo Nobel NV, Arnhem, The Netherlands with a market share of approximately 11%, Watson Pharmaceutical Inc., Corona, USA with a market share of approximately 7 % and Wyeth Pharmaceuticals, Madison, USA (hereinafter "Wyeth") with a market share of approximately 9%.

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15	Market introduction in Finland by Leiras, Helsinki, Finland.
16	Evaluate Pharma, 9 November 2006.

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The market in developed segments such as Europe and the USA is increasingly saturated and overall characterized by a high concentration of competitors, an existing broad range of products and the increased entry of suppliers of generic products. In addition, the demographic development in these segments indicates that there will be an additional flattening of market growth. Growth above market average will only be possible in the future for companies having unique characteristics as a result of innovative and patented products and by increasing the application rate, especially in the USA. Over the mid-term, future growth is anticipated as a result of the expansion of the product range in products with lower dosages of effective substances, new types of dosage regimens, additional medical uses and forms of applications. Thus, research and development activities are focusing on the development of low dosage oral and alternative contraceptives (e.g. contraceptive patches, vaginal rings). In addition, emphasis is currently being placed in the field of non-hormonal medications. The product pipeline of Schering AG with DUB OC, LCS and FC patch contains future products with the above described characteristics which correspond to the developing trends in the case of contraceptive products and are able to generate future growth potential in excess of market growth.

Menopause Management

The Menopause Management indication area is concentrated on medications for the hormonal treatment of menopause symptoms. After the collapse of the market as a result of a Woman's Health Initiative study of the FDA in the year 2003, which involved the negative after-effects of hormonal applications, the market is now in a slow recovery phase. The competitive environment in the Menopause Management market is characterized by the market leadership of Wyeth having a market share of approximately 40%.

Approximately half of the net sales in the field were achieved in the fiscal year 2005 with products whose patent protection already expired. With Angeliq, Schering has introduced into the worldwide market a hormonal medication which was approved in July 2003 in Europe and in September 2005 in the USA and which should be a future driver of growth in this field. Angeliq contributed 0.6 % to the net sales of the business area with net sales of around almost € 11 million in the fiscal year 2005, whereby the net sales compared to the previous year were almost six times higher. Angeliq contains the progestin drospirenone in addition to estradiol, which emphasizes the strategy of Schering in expanding a portfolio of patented drospirenone based products. Schering's strategic goal is a significant increase in the market share in the menopause management market which is intended to be supported by the worldwide product introduction of Angeliq as well as the expansion of the Angeliq family.

The market for menopause management in the year 2005 had a moderate average growth worldwide sales volume of approximately € 2.3 billion, which is supposed to increase to approximately € 2.7 billion in the year 2010 with moderate annual average growth of 3.3 % annually.17   The anticipated growth in the market for menopause products will be strengthened by 2 % annual growth in the target group of women between the ages of 45 and 64 in the USA.18   The long term oriented trend towards non-hormonal medications also indicates that there will be a further increase in the rate of acceptance.

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17	Wood Mackenzie's Productview, March 2006.
18	Analyais by Schering AG.

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Gynecological Therapy

The indication area of Gynecological Therapy achieves at the present time low net sales with old products which are solely advertised as low value sales and only contribute to a minor degree to the net sales of the business area. The future importance of this field consists in the expansion of a new platform for products for the treatment of uterine fibroids and endometriosis. In the case of the treatment of uterine fibroids, medications are involved which relate to the treatment of benign tumors in the uterine musculature which until now have normally had to be surgically removed. Endometriosis treatment involves medications to ease the symptoms arising as a consequence of the collection of uterine mucus membrane outside of the inner part of the uterus. Future products are still in an early development phase.

Andrology

The indication area of Andrology involves the indication of hypogonadism (deficiency in the function of the testicles) (treatment for testosterone deficiency) and fertility control (development of reliable, reversible methods to control fertility in men). Schering AG is the market leader in Europe in the field of testosterone therapy with the products Nebido (net sales in 2005, € 7 million) and Testogel (net sales in 2005, € 12 million); Testogel is licensed for 15 European countries. Nebido is a depository testosterone medication for the treatment of male testosterone deficiency which only has to be injected four times annually and, thus, is user friendly. Nebido was approved in Europe in July 2004. Testogel is another testosterone product but as a gel it has another method of application for short-term treatment. Testogel is marketed by Solvay SA, Brussels, Belgium (hereinafter "Solvay" and in the USA by Icos Corp., Bothell, USA and is known as Androgel).

The market for hypogonadism therapy (HGT) in the regions of the USA, Europe, Latin America, and Asia is different. Solvay is the market leader in the USA with the project Androgel having 67 % of the market share. The total market in the USA has a volume of € 384 million. Schering will not be represented in this market during the planning period. The HGT market in Europe is much smaller as a result of the lower price level compared to the USA, and has a total volume of € 57 million. Schering achieved a market share in the fiscal year 2005 in Europe of 46%.

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Schering has the goal of continuing to expand the market leadership position in Europe with Testogel as the primary (short-term therapy) and Nebido as the secondary therapy (mid-term application). In addition, expansion in the treatment field of hypogonadism for aging men will strengthen the growth of sales over the mid-term. The demographic changes in recent years have been leading to an increased number of men over the age of 40 years who are potential users. The increased life expectancy for men and an increasingly higher acceptance rate can positively influence the moderate future market growth.

2.2.4	Business area Diagnostic Imaging

The business area Diagnostic Imaging is divided into the fields x-ray contrast agents, magnetic resonance imaging contrast agents and application technologies. The radiopharmaceuticals business mainly of CIS bio Int. was sold by Schering in the first half of 2006 to a Belgium syndicate.

The contrast agents business includes diagnostics for imaging procedures such as x-rays, computer tomography (CT) scan and magnetic resonance imaging (MRI). Schering is one of the world's leading suppliers in the field of in-vivo diagnostics. The business with applications systems (injection systems and accessories) for contrast agents is conducted by Medrad group. This company is the worldwide market leader in its field of business, having a market share of currently more than 70 % in the USA and more than 50 % in Europe.

The net sales in the amount of € 1.287 million of the fiscal year 2005, adjusted for the 2006 divestiture of the radiopharmaceuticals business (net sales 2005: € 117 million), were allocated as follows:

Fiscal Year 2005
adjusted*

*adjusted for the divestiture of the radiopharmaceuticals business

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The business with x-ray contrast agents involved primarily the products Ultravist and Iopamiron, licensed from Bracco S.p.A, Milan, Italy, (hereinafter also "Bracco"). The MRI contrast agents business was based primarily on the sale of the product Magnevist which was the first MRI contrast agent on the market. The distribution of the sales of these three contrast agent products in the segments in the fiscal year 2005 was as follows:

On 31 July 2006, Schering voluntarily recalled the x-ray contrast agent Ultravist 370 because of an increased number of customer complaints about crystallizations in the Ultravist 370 vials. Ultravist is produced and distributed in various concentrations (150/240/300/370 mgl/ml). The recall only affected the variety with the highest concentration of iodine, Ultravist 370, and then only the vials produced in Berlin. Schering believes that the production in China and South Korea is not affected. Schering assumes that they can start resupplying the first markets in the first half of 2007 in accordance with the regulatory steps needed to reintroduce the product which are different for each country.

The share of Ultravist 370 in the total sales of Ultravist was 43.1 % in the fiscal year 2005. The share of sales for Ultravist 370 produced at the production site in Berlin was 86.0 % in the fiscal year 2005.

MRI Contrast Agents

The commercial situation in the MRI contrast agent field is currently characterized by the product Magnevist. Magnevist is an extra cellular contrast agent for the diagnosis in the central nervous system and throughout the body. It contributed € 328 million net sales in the fiscal year 2005 which was 90.6 % of the net sales in the field of MRI contrast agents. The net sales are made primarily in the Region USA, Europe and Japan. The product portfolio in the field of MRI contrast agents also includes: Primovist and Resovist for liver specific imaging, Gadovist for imaging of the brain and the spinal cord as well as Vasovist (not yet approved for use in the USA) for imaging the circulatory system. These products in the contrast agents market are supposed to create the basis in order to satisfy the increasing demand for organ specific MRI contrast agents and in order to secure sales even after expiration of the patents for Magnevist in the year 2007 in Europe and Japan as well as in the year 2013 in the USA.

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X-ray Contrast Agents

The primary products in the field of x-ray contrast agents are Ultravist and Iopamiron. Ultravist and Iopamiron are approved for all common x-ray examinations including CT scans.

Net sales of the x-ray contrast agent Ultravist in the fiscal year 2005 were € 248 million or 42.5 % of the net sales of the x-ray contrast agent's field. The net sales of Ultravist were primarily in Europe and Asia. As a result of the late market entry of Schering into the market in the USA, only below average net sales are achieved there compared to the other segments.

The x-ray contrast agent Iopamiron is produced by Schering under a license from Bracco, and is distributed mostly in Japan as well as in Latin America and France. Accordingly, there are only sales with this product in the segments Europe, Japan and Latin America / Canada, whereby approximately 85.5 % of the net sales were realized in Japan in the fiscal year 2005. Iopamiron had net sales of € 242 million in the fiscal year 2005 or 18.8 % of the total net sales in the field of Diagnostic Imaging, as well as 41.5 % in the field of x-ray contrast agents.

The contrast agents market (x-ray and MRI contrast agents) is dominated by six market participants. In addition to Schering, these are Bracco, General Electric Company, Fairfield, USA, Daiichi Pharmaceuticals, Tokyo, Japan, Guerbet S.A., Villepinte, France and Tyco/Mallinckrodt, St. Louis, USA. The market for diagnostic imaging will grow in the next five years at an average annual rate of 4.1 % according to estimates by EvaluatePharma. The growth will be primarily influenced by MRI contrast agents with an average growth of 5.9 % annually.19   The growth in the contrast agents market is driven by the increasing number of examinations with imaging procedures as a result of the increased number of installed devices and the increasingly aging population because typically diseases relating to age such as heart disease are examined by imaging procedures. This quantity related growth will be partially offset in markets with currently above average price levels by the ongoing price competition between original suppliers and, to a limited degree, by generic suppliers, as well as by increasing measures to slow down costs in the field of health services, such as by state ordered price reductions, especially in Japan.

Application Technologies

The Medrad group distributes as a supplier of application technologies primarily injection systems and accessories for contrast agents which, for example, enable a precise application of contrast agents in the fields of CT scans and MRI. In addition to this, infusion pumps are distributed which secure a continuous application of the medication even in the strong magnetic field of a nuclear spin tomography. In addition, Medrad generates net sales from services for the installation and maintenance of its own and third party injection systems.

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19	EvaluatePharma 9 November 2006.

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Medrad group achieved 68.3 % of its net sales in the USA in the fiscal year 2005 and 18.2 % in Europe. Medrad had growth in net sales in the fiscal year 2005 of 21.4%. The growth of Medrad is driven by the increasing number of examinations with imaging procedures supported by contrast agents, the switch to injection systems from one-head to two-head injection systems and the resulting additional need for sterile consumables (cartridges, tubes, etc.) as well as the increasing installation of computer imaging machines and magnetic resonance imaging machines in Medrad's markets which include the installation of an injection systems.

2.2.5	Business area Specialized Therapeutics

The business area Specialized Therapeutics includes the indication areas central nervous system, cardiovascular system and gastrointestinal disease.

The main part of the business is the indication area central nervous system. This includes products for the disease multiple sclerosis, in which Schering is a worldwide leading supplier, as well as Parkinson's disease.

The following graph illustrates the share of net sales in the business area in the year 2005 after adjustment for the 2006 sale of the investment in ALK-Scherax (net sales in 2005: € 34 million):

Fiscal Year 2005
adjusted*
*adjusted for the divestiture of the ALK-participation

The net sales in the year 2005 for the six strongest products of the division in terms of net sales can be shown when subdividing according to segments as follows:

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Betaferon
0
100
200
300
400
500
600
700
800
900
1.000
EU
USA
Japan
LA/C
Asia
Other Regions
Sales 2005 in €m

Noctamid
Iomedin
Ventavis
Aspenon
Refludan
0
5
10
15
20
25
30
35
40
45
50
EU
USA
Japan
LA/C
Asia
Other Regions
Sales 2005 in €m

The multiple sclerosis medication Betaferon20  was in 2005 Schering's only blockbuster, with € 867 million net sales or a 16.8 % portion of the Group sales. The net sales of the top 2 to the top 6 products of the business area are allocated in an amount of 66.8 % to Europe in fiscal year 2005, despite products with a strong regional relation such as Refludan (USA) and Aspenon (Japan).

Central Nervous System

As a result of the dominance of Betaferon in the Specialized Therapeutics business area with a share of 92.6 % of net sales in the Central Nervous System indication area in the year 2005, the commercial development of the business area primarily depends on this product. The primary sales markets for Betaferon are the segments Europe and USA which had 85.9 % of the net sales of Betaferon in the year 2005. Multiple sclerosis (MS) is a chronic inflammatory progressive disease of the central nervous system for which the treatment involves high recurring costs. Worldwide, approximately 1.5 million people are affected.

Betaferon is based on the protein inferon BETA-1b which was developed in cooperation with Cetus and which was approved in 1993 as the first medication for treatment of MS with recurring symptoms and was introduced into the market. This pioneering work enabled Schering to conduct long term studies on the effectiveness and safety and established the basis for the high customer loyalty of the patients. As a protein, Betaferon in the original form of dosage had to be permanently cooled both in storage and transport. Since 2003, Schering offers an improved formula with which patients can also inject uncooled Betaferon.

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20	The multiple sclerosis medication marketed in the USA and the countries outside of Europe under the name Betaseron.

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In addition to Schering, three other substantial competitors supply medications for the treatment of multiple sclerosis. These are Biogen Idec, Inc., Cambridge, USA (hereinafter "Biogen Idec"), with the medication Avonex, Serono S.A., Geneva, Switzerland, with Rebif as well as jointly Sanofi-Aventis S.A., Paris, France (hereinafter "Sanofi-Aventis") and Teva Pharmaceutical Industries Ltd., Jerusalem, Israel, with Copaxone. Biogen Idec. had also obtained approval from the FDA for Tysabri in the year 2004, but this approval was withdrawn again in 2005 due to safety concerns. In June 2006, Tysabri was again approved by the EMEA as well as by the FDA for a limited group of patients. This medication, which was previously known as Antegren, is based on the substance Natalizumab; it is anticipated that this medication will be primarily used for patients who do not react to treatment with Beta-Interferonen or Copaxone.

The following graph shows the market shares of the main medications in the MS treatment21   according to net sales in the year 2005:

With a market share of approximately 24.3 % in the year 2005 in Europe,22   which represents the most important market in terms of sales, Betaferon is almost at the level of the market leader Rebif.

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21	Furthermore, medication made with Mitoxantrone had sales of € 44.5 million and Natalizumab had sales of € 21.9 million in 2005.
22	According to Decision Resources, Multiple Sclerosis, p. 200.

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EvaluatePharma estimates that the market for multiple sclerosis medications will grow at an annual rate of 11.2 % from 2005 to 2009 as a result of increased income (for example, in Eastern Europe and Asia) and increasing spread of health insurance.23

The indication area central nervous system also includes Noctamid, with which net sales in the amount of € 45 million were achieved in the year 2005. This corresponds to 4.8 % of the net sales in the indication area of the central nervous system. Noctamid is used as a sleep agent and as initial medication for anesthesia and is distributed with a share of 87.5 % of the net sales primarily in the segment Europe, but not in the USA.

Furthermore, Schering intends to expand the product portfolio in the Specialized Therapeutics business area in the indication area central nervous system by products for Parkinson's disease as well as new treatment methods for multiple sclerosis.

Cardiovascular system

Schering offers in the cardiovascular system indication area, among others, Ilomedin for the treatment of thrombosis and Ventavis for improving physical activity in the case of pulmonary hypertonia. These products had net sales in the year 2005 amounting to 47.2 % of the net sales in the indication area cardiovascular system. Of the net sales of these products, 92.0 % were achieved in the segment Europe.

Schering's product portfolio also contains the medicine Aspenon, which is only marketed in Japan. This drug seeks to restore heart rhythms and produced despite its regional limitations net sales of € 21 million in fiscal year 2005.

Beyond maintaining the existing assortment of products, Schering is not devoting any further funds for development in this field.

In July 2006, Schering announced the results of the n.o.v.e.l. 2 and n.o.v.e.l. 4 studies on Sargramostim. The results of the phase III induction study n.o.v.e.l. 4 shows no superiority on the two primary endpoints, response and/or remission after eight weeks compared to a placebo. The further use and development of Sargramostim is currently being discussed. This is leading to a delay in the time of the originally planned market introduction.

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23	EvaluatePharma, 9 November 2006.

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2.2.6	Business area Oncology

The business area Oncology is divided into two indication areas: hematological oncology and solid tumors.

Hematological oncology includes products for therapies for the targeted treatment of various forms of leukemia and lymphoma. Solid tumors include all types of cancer in the tissue of the body except for the blood, the bone marrow and the lymphatic system. This includes prostate cancer as the most common type of cancer in men as well as breast cancer in women. Other solid tumors are, among others, lung cancer, brain tumors or colorectal cancer.

The current product portfolio of Schering in the indication area of oncology is primarily in the indication area of hematological oncology. Schering has two products in the market in the field of therapies for solid tumors. Schering wants to further expand this existing presence in the field of solid tumors.

The following graph shows the portions of net sales in the indication areas in the year 2005:

Fiscal Year 2005
adjusted*
*adjustment of the net sales in the indication area Solid Tumors for Mittoval

Hematological oncology involves primarily the products Fludara, Campath, Zevalin in Europe and Leukine in the USA. In the year 2004, the product Zevalin was approved and introduced into the first markets in Europe. The products Androcur and Bonefos were the main products distributed for therapy for the treatment of solid tumors in the fiscal year 2005. Bonefos is currently approved for the treatment of hypercalcaemia and osteolysis which are caused by malignant breast cancers and multiple myelomes.

The allocation of net sales to these products in the segments in the fiscal year 2005 can be shown as follows:

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Hematological Oncology

The product Fludara is used as a first line therapy and as a second line therapy for the treatment of patients with chronic lymphocytic leukemia (CLL). Fludara is approved in Europe, Canada and many other countries both as an intravenous injection as well as in the form of tablets. Fludara contributed € 105 million in net sales in the fiscal year 2005 which was 42.8 % of the net sales in hematological oncology. The net sales of Fludara are achieved primarily in the segments Europe and the USA as well as Latin America/Canada. Fludara (intravenous injection) is subject to competition from generics in the USA, and also only approved for second line therapy.

In addition the product Campath (Mabcampath in Europe) is approved as the first antibody for the treatment of patients with CLL. Campath is the only approved medication for patients who have been previously treated with Alkylanzien and Fludara and also for patients who are no longer responding to treatment with Fludara. CLL normally appears after the age of 50 and is the most common form of leukemia in adults with approximately 180,000 new cases annually worldwide. Additional studies are examining the role of Campath both as a mono-therapy as well as in combination with Fludara, taking into account first line and second line therapeutic approach. These studies are being conducted in cooperation with Genzyme Corp., Cambridge, USA (hereinafter "Genzyme"). The product Campath contributed € 69 million in net sales in the fiscal year 2005 which was 28.2 % of the net sales in the field of hematological oncology. The net sales were realized primarily in the segments USA and Europe.

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Leukine is a growth factor protein (GM-CSF) produced using genetic engineering. It is used in hematological oncology to strengthen and rebuild the immune system, for example, after chemotherapy or a bone marrow transplant (immune system activator). The medication is the only colony stimulating factor which is approved in the USA for the treatment after initial chemotherapy in older patients with acute myeloisic leukemia (AML). The net sales are realized exclusively in the USA. The product Leukine contributed 23.9 % to the net sales in hematological oncology in the fiscal year 2005.

Zevalin was introduced into the market in the fiscal year 2004 for the treatment of adult patients with follicular non-Hodgkins lymphoma (NHL) who do not respond to the treatment with Rituximab or have a relapse after such a treatment. Zevalin is the first approved radio-immuno therapy, a special anti-body directed against lymphocytes which is attached to a radio-nuclide and can target the tumor cells by attacking them in a combination of radiation and immuno therapy.

NHL is a tumor of the lymphatic system and is the fifth most common form of cancer after breast cancer, prostate cancer, lung cancer and colorectal cancer. NHL occurs in the lymphocytes, a form of white blood cells. The share of net sales of Zevalin was approximately 3.8 % of the hematological oncology net sales in the fiscal year 2005 after being introduced in the market in the previous year. The product is distributed in Europe by Schering AG; Biogen Idec holds the marketing rights for this product in the USA.

The main competitors in the hematology market are Roche Holding Ltd., Basel, Switzerland (hereinafter "Roche"), Amgen Inc., Thousand Oaks, USA (hereinafter "Amgen"), Novartis AG, Basel, Switzerland (hereinafter "Novartis"), J & J, Schering-Plough and Pfizer.

Solid Tumors

The product Androcur is used in the indication area of solid tumors for the treatment of prostate cancer if the carcinoma can no longer be surgically removed. Androcur has been subject to competition from generics after the patent protection expired a long time ago. The product contributed net sales of € 87 million or 53.3 % to the net sales in the indication area of solid tumors. The sales are allocated to Europe, Asia as well as Latin America/Canada.

Bonefos is a bisphosphonate which is used for the treatment of breast cancer patients with bone metastases. Bonefos reduces the accompanying symptoms caused by such malignant breast cancer diseases, such as hypercalcaemia and osteolysis. Net sales of € 58 million and, thus, 35.3 % of the net sales in the indication area of solid tumors were realized in the fiscal year 2005 with the product Bonefos. The product is distributed primarily in Europe.

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The main competitors in the indication area of solid tumors are Roche Holding Ltd., Sanofi-Aventis, Amgen, Astra Zeneca, Novartis AG, J&J, Bristol-Myers Squibb Company, New York, USA, Schering-Plough and Pfizer.

The market for cancer medications is estimated by EvaluatePharma to grow at an average annual rate of 17 % in the next five years.24   The basis for this forecast is a market volume of € 24.4 billion in the year 2005. The growth is driven primarily by new and further developed therapeutic approaches based on antineoplastics, cytostatics as well as innovative targeted therapies. These new therapies use new knowledge about the regulation of tumor growth and the causes of tumors, for example, by targeted inhibition of receptors for certain growth or message substances, prevention of the growth of blood vessels which are necessary for tumor growth, etc.

The market volume of antineoplastics and cytostatics is growing of an above average annual rate of approximately 28 % and 31 % respectively, which is clearly above the anticipated rate of growth of the other therapeutic approaches in the oncology market. EvaluatePharma anticipates that the growth of these cancer medications in the oncology market will increase from almost two fifths to three fifths.

Additional growth in the oncology market is expected as a result of the increased number of cases of cancer worldwide. This is, in turn, the result of higher life expectancy and the increased number of old people in the general population because most cases of cancer occur in older people. The targeted new therapeutic approaches continue to make it possible to treat patients for whom the current therapeutic forms (chemotherapy) are too toxic. Finally, higher periods of survival of the patients, especially in the case of tumors which were difficult to treat until now, and which result from the new forms of therapy, contribute to market growth.

As a result of the anticipated market growth, oncology constitutes the largest portion of the present development activities in the pharmaceutical industry and has the most development projects in later phases.25   The main emphasis of the development projects is directed towards instances of colorectal tumors, lung cancer, breast cancer and ovarian cancer. As a result of the focus of the emphasis in research of the pharmaceutical industry on oncology, it can be assumed that there will be stronger competition in the future. Since in part considerably higher costs for treatment can be assumed for new forms of therapy compared to the present price level, stricter regulatory measures, e.g. restrictions on approvals and price controls, can be anticipated. It can be assumed that the institutions in the health market will establish high requirements for the innovative level of new oncology products. This applies especially with regard to their improved effectiveness compared to competitive products.

________________________

24	EvaluatePharma, 9 November 2006.
25	Fox-Tucker, James, 2005, The Cancer Market Outlook to 2010, p.13

Schering AG
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In recent years, Schering has considerably strengthened its research and development activities for the resolved strategic expansion of the presence in the indication areas of solid tumors. The development projects are in medium to late development phases (phase II and phase III projects). The approaches in research and development indicate a high potential for innovation from the point of view of the company, among other indication areas, in the field of inhibiting the growth of blood vessels and tumors (antiangiogenesis), targeted cell cycle inhibition of tumor cells with possible protection of surrounding healthy tissue, modern immuno therapies as well as endocrinal therapies.

2.2.7	Other Sources

The Other Sources of Schering consist of the dermatology business, the pharmaceutical chemicals business with other pharmaceutical producers as well as the remaining Other Activities.

Dermatology includes products for the treatment of non-infectious and infectious diseases of the skin, including eczema, psoriasis, acne, rosacea, hemorrhoids and fungal infections.

The pharmaceutical chemicals business involves the production of basic pharmaceutical chemicals and substances for the own fields of business and other pharmaceutical producers.

The remaining Other Activities involve cooperation in the field of distribution, insurance and publications.

The following chart shows the net sales of the Other Activities for the year 2005:

Fiscal Year 2005

Schering AG
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The dermatology business has been conducted by the subsidiary Intendis GmbH with its registered office in Berlin (hereinafter referred to as "Intendis"). Intendis contributed € 223 million or 70.3 % net sales in the fiscal year 2005 to the Other Sources. The strongest products in the dermatology business in terms of sales are Advantan with € 41 million net sales and Skinoren with € 40 million net sales. Advantan is a topical corticoid for the treatment of eczema, and Skinoren26 is a topical product for the treatment of rosacea.

________________________

26	The trade name in the USA is Finacea.

Schering AG
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3	General valuation principles

The valuation principles described below are considered today, both in theory and in practice, as well-established and are reflected in professional journals and in the official bulletins published by the German Institute of Certified Public Accountants (IDW) and specifically in the IDW standard “Principles for performing company valuations” (Grundsätze zur Durchführung von Unternehmensbewertungen, “IDW S 1”).

We have derived the equity value of Schering on the basis of the future earnings potential and the cash flows derived from this. The valuation of Schering in this context is on a stand-alone basis without considering possibilities arising out of business restructuring which are only possible due to the existence of the Domination and Profit and Loss Transfer Agreement. All positive and negative synergies which can only realized as a result of the Domination and Profit and Loss Transfer Agreement are not considered. This also applies for all positive and negative synergies which can be realized after the exclusion of the minority shareholders. Synergies which could be realized at Schering in the context of a so-called de facto corporate group relationship, prior to the Domination and Profit and Loss Transfer Agreement taking effect, were taken into account when deriving the value.

3.1	Discounted earnings value

In business management academia, case law and valuation practice, it is generally recognized that the discounted earnings value is a reliable criterion for establishing the value of a company.

According to IDW S 1, Section 2.1, an equity value may be determined according to the discounted earnings methodology or the discounted cash flow method. In the present case, the equity value was calculated using the discounted earnings methodology, the most widely used approach in German valuation practice and according to German case law. Since both methods — relying on the same assumption, particularly concerning the financing (see IDW S 1, Section 7.1) — lead to the same equity values, a presentation of the equity values according to the discounted cash flow method has not been provided in this report.

The discounted earnings value of a company assumes that a company seeks purely financial goals and is based on the present value of the company owner's incoming net cash flow as a result of owning the company (present value of future earnings). In order to derive the present value of such net income, a discount rate is used, which represents the return on an alternative investment that is equivalent to an investment in the valued company (see, IDW S 1, section 2.1).

The company owners' discounted net income, which is the basis for determining the discounted earnings value, is derived primarily from the dividends paid out from the financial net income generated by the company. Thus, a company valuation requires a projection of the company's future distributable financial net income. In order to determine the net income distributable to the company owners, it must be taken into account that some of the company's financial net income will be retained and that the undistributed net income will be used for other purposes. These amounts may be used to make investments, for repaying debt capital or for returning equity capital to the owners (such as by redeeming shares) (see, IDW S 1, Section 4.4.1.1).

Schering AG
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In calculating an objective equity value, the distribution of the financial net income that is available must be considered, taking into account the documented corporate strategy. If the financial planning is divided into two phases, then the budget itself will indicate any dividend payments and use of retained earnings in the first phase (the so-called "detailed financial planning phase"). In connection with the second phase (the so-called "sustainable earnings phase"), an assumption is typically made that in general the dividend policy of the valued company will be the equivalent of the dividend policy of an alternative investment. For purposes of calculating how any retained earnings are reinvested, it is assumed that either the amounts will yield an amount equal to the discount rate (before taxes on income at company level) — ensuring that their nominal value equals their net present value — or is equal in value to a fictitious value attributing those retained earnings directly to the shareholders who would ultimately benefit from any share price gains (see IDW S 1, Section 4.4.2.3) For this reason, a shareholder's net income for purposes of this report includes the dividends which are payable to them as well as the retained earnings directly attributable to them.

Since an equity value is to be calculated from the perspective of the company owners, the shareholders' personal income taxes on any dividends paid to them by the company must be taken into account (unlike the tax exempt imputation of retained earnings). Applying an average typified tax rate of 35 % avoids linking an objective equity value to the individual tax situation of a given company owner. Since the half-credit method must be factored into the valuation of corporations, a typified personal tax rate of 17.5 % on any distributed profits is applied in calculating the financial net income, whereas the retained earnings do not trigger any personal income taxes (see, IDW S 1, Section 4.4.2.5).

Schering AG
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3.2	Special Items

Any matters, which cannot be factored into the calculation of the discounted earnings value, either in whole or in part, will generally be assessed separately and added to the discounted earnings value. These special items include not only non-operating assets, but also certain financial assets and real estate. Non-operating assets are any assets which may be sold without affecting the actual business operations of the company (please refer to section 7.2).

The value of these special items is not reduced by typified shareholder income tax, as the value contribution of the special items is part of retained earnings due to the actually planned dividends.

3.3	Liquidation value and net asset value

If it seems generally more advantageous for the company to separately sell its individual assets or its self-contained operating units than to continue operating the business, then the sum of any realizable net proceeds from such sale — the liquidation value — must be taken into account.

Since the company being valued in the present stand-alone case will continue to be operated indefinitely and since it may also be assumed that, given the costs connected with any liquidation (e.g., redundancy programs, employee severance packages) and a high share of intangible assets, the discounted earnings value should be higher than the relevant liquidation value in the event assets are stripped, the calculation of the liquidation values was waived for the purposes of this report. A rough approximation of the liquidation value yielded the result that the liquidation value is lower than the discounted earnings value.

The valuation of net assets from a repurchasing viewpoint yields the so-called net asset value (Rekonstruktionswert) of the company, which is merely a partial net asset value because intangible assets are generally not included. This valuation has no independent significance for calculating the overall value of an ongoing company. Thus, no net asset value was computed in the present case.

Schering AG
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4	Methodical Approach

The general valuation principles explained in the section above represent merely abstract parameters which must now be more specifically defined for their application to the specific objective of the valuation. Accordingly, the modification of the general valuation principles into a specific methodical approach for valuing Schering, is explained below.

4.1	Structure and definition of the valuation entity

The object of the valuation is Schering AG on a stand-alone basis without considering possibilities arising out of business restructuring which are only possible due to the existence of the Domination and Profit and Loss Transfer Agreement. Schering AG was valued on the basis of its consolidated planned accounts. The planned accounts of Schering are presented and explained in chapter 5.

The planned accounts include all consolidated affiliated companies. Associated companies or companies for which there was no plan data in the planned accounts because they are not operative or which are of minor importance as well as participations which are not necessary for the business were taken into account as special items. Furthermore, Schering’s available cash and cash equivalents and non-operating real estate, as well as the dilution effects of stock options were taken into account as additional special items.

The value of Schering AG is computed from the discounted earnings value plus the special items.

4.2	Effective date of the valuation

The valuation date for the equity value of Schering AG is 17 January 2007, the intended date of the extraordinary shareholders meeting of Schering AG in which the resolution on the transfer under § 327b para. 1 AktG shall be adopted.

1 January 2007 has been set as the technical effective date of the valuation. All projected future earnings for the years 2007 et seq. were discounted to this date. The forecast earnings for the year 2006 were completely taken into account in the equity value as of 1 January 2007. The equity value established as of 1 January 2007 was compounded to 17 January 2007.

4.3	Analysis of profitability and derivation of future earnings

When estimating the future earnings, the uncertainty of the future earnings forecasts must be taken into account. Both risks and opportunities must be evaluated equally. Actual historical earnings serve here as an initial guideline.

Schering AG
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4.3.1	Analysis of historical earnings

The analysis of past financial years, which was conducted in connection with calculating the equity value of Schering AG applying the discounted earnings methodology, along with the adjustments of selected items in the company’s income statement, serve the purpose of allowing — as a first step — a more accurate assessment of the basis for the respective planning.

The adjustments carried out in connection with the historical analysis (adjustment of one-time nonrecurring influences, elimination of activities sold in the meanwhile) do not affect the calculation of the equity value since the respective equity value computations are based on the results of future financial years. Thus, any adjustments made to historical results serve merely plausibility purposes. Therefore, only the major extraordinary effects are taken into account when making adjustments for the past.

4.3.2	Analysis of financial planning

The planned accounts consist of projected income statements and projected balance sheets. The detailed financial planning phase covers the forecast for the year 2006 as well as the planned accounts for the years 2007 through 2009. The sustainable earnings period covers the financial years 2010 and thereafter.

The planned accounts have been prepared according to the International Financial Reporting Standards (IFRS). As a result of the strategic new focus of Schering AG completed in the fiscal year 2005 and the related change in the definition of business areas and indication areas, the adjusted presentation covers only the past years 2004 and 2005.

The preparation of the planned accounts is part of the regular internal financial planning and reporting procedure within Schering AG. This also serves as the basis for performance based salaries in the Schering Group. The planned accounts used for the valuation are based on the planning prepared in fall 2006 and were passed by the Management Board in November 2006. The operational planning of Schering takes account of the explicitly expected changes concerning prices and costs. It is a nominal planning.

The planning process took place on a stand-alone basis and does not reflect the integration measures intended after the completed registration of the Domination and Profit and Loss Transfer Agreement, especially not the planned transfer and combination of subsidiaries of Schering and companies in which Schering has participations to companies in the Bayer Group, no effects under the already announced closure of locations and no further intended and/or possible measures in the context of the Domination and Profiting Loss Transfer Agreement. However, the synergies which can be realized at Schering as a result of the successful takeover offer by BSG as a member of the Bayer Group in the so-called de facto corporate group relationship were taken into account.

Schering AG
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Based on the business development in the first three quarters of the fiscal year 2006, a forecast for the fiscal year 2006 was made by the company which was completely taken into account in the planning period. In the course of the forecast, the effects of a slightly more positive estimation of the business development as well as the nonrecurring expenses due to take over bids for Schering AG were also taken into account. In this context, the effects of the divestments of the participation in ALK-Scherax and the radiopharmaceutical business were considered.

The planning of the activities of Schering AG related to the US dollar is based on a constant rate of exchange of the € 1.30 to the US dollar during the planning period. In order to take into account the anticipated changes in the level of the exchange rate, adjustments in the operating net income were made for activities in the regions affected by the US dollar (primarily in regard to USA, Latin America and Canada). The basis for the anticipated change in the level of the exchange-rate was provided by the current €/USD forward rates.

In connection with the valuation of Schering AG, the planned profits in the detailed planning phase are directly attributable to the shareholders in the amounts of the dividend payments and retained earnings expected.

4.3.3	Determining sustainable earnings

The determination of sustainable earnings is of considerable importance when evaluating a pharmaceutical company because the dependency of the company on individual products, especially their phase in the life cycle, as well as the estimate of the products in the process of being developed (pipeline) determine the future development to a substantial degree.

In order to estimate the development of Schering AG after the end of the planning horizon of the operative plan, we have therefore developed a forecast model to represent the further development of Schering AG, taking into account both existing products but also the products currently in the course of development for the period up to the year 2015.

The forecast model reflects the development of net sales and contribution margins (as to the definition of “contribution margin” cf. section 5.1) for all essential products in the business area and, thus, enables a long term estimate of net sales and profitability for the business area. The contribution margins have been transferred to the gross profit (cf. section 5.1.6).

With regard to the product related analysis, the effects on quantities and prices, resulting from the expiration of patent protection and the anticipated generic competition, were reflected. The potential of the products in the pipeline were included in the total estimate for the respective business areas using a probability model with probabilities for realization based on the phase of development.

Schering AG
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In addition to the analysis of the expectations for net sales, the influence of a change in the product mix during the forecast period within the business areas on the anticipated gross profit and, thus, the observable changes in profitability were individually taken into account.

In order to estimate the development of the other functional costs, we analyzed the cost ratios of the individual types of costs in the past and in the planning period of the operative planning, taking into account the factors exercising influence at that time. These ratios establish the basis for estimating the future development of cost ratios. In doing this, influences from the forecast development of the company, structural changes and economies of scale as well as price increases were taken into account. The results were also checked for plausibility using current estimates by analysts for Schering.

Our forecast is based on the company’s internal information and external data. A major basis for estimating net sales and profitability at the product level consisted of the results of the strategic process which regularly takes place at Schering as well as the commercial evaluation process and which compare the opportunities and risks of existing and future products in a qualitative and partly quantitative manner, as well as the net present value models for important development projects prepared by Schering. Finally, we also referred to market studies and estimates by analyst for the forecast.

Finally, for purposes of this valuation we computed present values equivalent sustainable earnings for the years 2010 et seq. on the basis of this forecast taking into account the projected sustainable growth rate (please refer to section 6.3) which represent a present value equivalent amount.

Schering AG
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5	Planned Accounts

The planned consolidated income statement of the Schering Group for the fiscal years 2007 through 2009 is, including a comparison of the adjusted results for the fiscal years 2004 through 2005 as well as the forecast for the fiscal year 2006 shown in the following spreadsheet. The transfer from adjusted to unadjusted results is explained in Annex 1 to this report:

Consolidated income statements of the Schering Group
	Adjusted historical*		Forecast	Planning
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m
Net Sales	4,767	5,157	5,600	6,008	6,492	7,089
Growth	n/a	8.2%	8.6%	7.3%	8.0%	9.2%

Gynecology & Andrology	1,785	2,001	2,283	2,538	2,790	3,058
Diagnostic Imaging	1,194	1,287	1,329	1,364	1,446	1,560
Specialized Therapeutics	1,100	1,146	1,241	1,314	1,398	1,483
Oncology	400	408	439	473	521	617
Other Sources	287	317	308	319	336	371

Gross Profit	3,661	4,000	4,319	4,742	5,143	5,621
as a % of net sales	76.8%	77.6%	77.1%	78.9%	79.2%	79.3%

Cost of
marketing and selling	1,501	1,637	1,767	1,924	2,022	2,168
research and development	903	966	1,083	1,107	1,238	1,346
engineering and administration	526	525	523	567	545	543
Other operating income / expenses	20	2	(123)	22	-7	-22
Operating profit after adjustments	751	874	868	1,166	1,332	1,542
as a % of net sales	15.8%	16.9%	15.5%	19.4%	20.5%	21.7%

Adjustments	17	54

Operating profit according annual report	768	928
 *effects from divestment ALK, radiopharmaceuticals business and other non-recurring items

The net sales and gross profit of the fiscal years 2004 in 2005 were presented after adjustments for the sale of the radiopharmaceuticals business and the participation in ALK as well as for extraordinary items. The adjustments shown in the above table constitute a balanced factor which is the result of the adjustments described in the following.

The adjustments applied to the net sales due to the sale of the radiopharmaceutical business and the participation in ALK amount to roughly € 140 million in fiscal year 2004 and to roughly € 151 million in fiscal year 2005. At the level of operating profits, this resulted in adjustments adding up to a total of € -15 million in 2004, € -67 million in 2005 respectively. The adjustments in the other results for the radiopharmaceuticals business in 2005 include especially the expenses for the divestiture indication area in 2005 (€ 54 million).

Furthermore, the other operating result (balance of other operating income and costs) of these years has been adjusted for significant extraordinary items of the years in question. In 2005 these include the income from the dissolution of a provision for warranty claims in connection with the sale of the participation in Aventis CropScience in fiscal year 2002 (€ 88 million), income from the dissolution of provisions (€ 63 million in 2004, € 33 million in 2005), as well as the expense for financing the pension fund in Japan in fiscal year 2004 (€ 31 million).

Schering AG
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5.1	Gross Profit

For purposes of this report, the derivation of the gross profit is, in a first step, based on the contribution margins of the business area. The contribution margin is defined as the net sales, reduced by the production costs expressed in terms of standardized production costs, royalties for licenses as well as costs of production variances and valuation differences. Paid royalties do not reduce the gross income; these costs are shown under marketing and selling costs in the profit and loss statement. After the presentation of the contribution margins of the business areas, the bridge to gross profit is carried out. Therefore, the gross profit of Schering will be presented.

5.1.1	Contribution Margin of the business area Gynecology & Andrology

The development of the net sales and the contribution margin in the business area Gynecology & Andrology is as follows:

Business Area Gynecology & Andrology
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	1,785	2,001	2,283	2,538	2,790	3,058	3,254
Growth	n/a	12.1%	14.1%	11.2%	9.9%	9.6%
Female Contraception	1,473	1,681	1,939	2,180	2,391	2,596
Menopause Management	167	169	177	179	200	243
Gynecological Therapy	79	77	85	76	82	87
Andrology	53	64	75	97	113	128
G&A Others	14	10	6	5	3	3
Contribution Margin	1,518	1,716	1,994	2,258	2,482	2,719	2,875
as a % of net sales	85.0%	85.8%	87.4%	89.0%	89.0%	88.9%	88.3%
*adjusted for Mittoval in 2004 to 2006 since disclosed in indication area Andrology of Business Area Gynecology & Andrology for 2007 onwards

Net Sales

Schering realized net sales in the Gynecology & Andrology business area in the fiscal year 2004 in the amount of € 1,785 million, of which approximately € 1 billion was generated in the segment Europe. The strongest segment in terms of sales after Europe was the USA with a share in the net sales of about 20%. The strongest indication area in terms of sales was hormonal contraception which achieved 82.5 % of the net sales and which distributes the three strongest products in terms of sales, Yasmin, Diane and Mirena. The growth in net sales in the fiscal year 2004 was primarily borne by an increase in net sales in the amount of 36.4 % for Yasmin. Yasmin was able to expand its share in the global market to more than 13 % in this fiscal year. Most of the growth was achieved in particular in the US American market. The growth in sales of the forecast for fiscal year 2006 was again primarily the result of increases in proceeds for the products of the Yasmin family in the amount of 31.6%. In addition to Yasmin with the growth in sales of 23.8%, the product launches of Yasminelle as well as YAZ contributed to the increase in sales of the Yasmin family. A global market share of 17 % at the end of the year is expected. Also in the financial year 2006 growth was generated to a large part in the U.S. market.

Schering AG
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Schering AG anticipates an average growth in net sales of 11.2 % in the business area Gynecology & Andrology in the planning period 2006 through 2009, which is well above the anticipated growth in sales in the genital/urinary market which is relevant for this business area, and where sales increases are primarily driven by volumes. The main driver of net sales are the products in the Yasmin family and Mirena so that the indication area hormonal contraception has the largest part in the net sales of the business area with an increased portion of 84.9 % in the net sales of the business area in the planning year 2009. The growth of net sales in the planning period is, thus, based on an active life cycle management of the existing product portfolio.

Hormonal Contraception

The indication area intends to counter the future potential generic competition for Yasmin and the resulting reduction in net sales by expanding the Yasmin family with the products Yasminelle and YEZ. A number of further regionally staggered market introductions of different specifications of YAZ and Yasminelle shows the focus of the company on the Yasmin family through the resulting increase in the portion of the Yasmin family from 29.3 % in the year 2005 to 40.1 % of net sales of the business area in the year 2009. Thus, YAC OC and YAZ PMDD were launched in the USA in the year 2006; the introduction of YAZ Acne under the product name Skyla is planned in the USA for the year 2007. Additionally, Yasminelle is planned to be introduced in the market in the planning years 2006 and 2007 and YAZ OC will be introduced in the segment Europe in the planning year 2008.

The business area sees the growth potential in net sales going beyond the growth in the market during the planning, using the worldwide most successful contraceptives in the Yasmin family based on the progestin drospirenone. As a result of the planned market introductions, the largest growth in sales is anticipated in the segment USA. Because the market share of Schering AG in the USA with approximately 18 % is relatively small compared to the segment Europe with approximately 48 % and in light of the past excess of Yasmin, the company plans to significantly increase its market share in this segment. Furthermore, because the acceptance rate for hormonal contraceptives with approximately 14% (in comparison, this is 26 % in the five largest countries in Europe) is also relatively small, a planned increase of the acceptance rate will result in an expected increase of net sales in the USA.

By increasing the acceptance rate for Mirena in the segment USA (approximately 1%), which is also significantly below the comparable rate in the five largest European markets (approximately 4%), the plan is to generate additional annual growth in sales for this product. The products in the Yasmin family and Mirena combine to realize approximately 58 % of the net sales of the business area in the year 2009. The planned share of the no longer patent protected products in the planning year 2009 is still 42%.

Schering AG
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The existing, but until now relatively small influence of generic products of competitors, is apparent in the relatively low degree of the erosion of non-patent protected products compared to the other business areas. Schering AG considers a risk with regard to the planned achievement of future growth in net sales to consist primarily of the market introductions by Barr Pharmaceutical Inc. with the medications Seasonique and applications based on this in the year 2009 in the USA which will increase the generic pressure on the products of the business area. Furthermore, Wyeth is planning the market introduction of its medication Lybrel in the USA in the year 2007 and in Europe in the year 2008.

Menopause Management

The net sales in the indication area menopause management stagnated at approximately € 170 million as a result of the WHI study in the fiscal years 2004 in 2005; this amounted in the fiscal year 2005 to 8.5 % of the net sales of the business area. In the planning period, an average growth in net sales of 9.5 % is planned, which lies significantly above the anticipated growth in the market of approximately 3%. The growth will be borne by the new product Angeliq. While the products Climara, Climen and Cliane made up half of the net sales in this indication area, their planned share of sales in the planning year 2009 is one half of this amount. Schering AG has a worldwide approved hormonal medication in Angeliq (approval in the Europe in the fiscal year 2004 and in the USA in the fiscal year 2005) which should more than offset the reduction in sales of the past products without patent protection in this indication area and which should secure growth above the market expectations during the planning period as a result of the active ingredient drospirenone in a manner comparable to the indication area of hormonal contraception.

Gynecological Therapy

The net sales in this indication area as well as the net sales in the planning years 2006 through 2009 result from sales of old products which are marketed with only minimal efforts. Accordingly, the net sales in the planning period will remain at a low level. The future importance of this indication area lies in its new strategic direction, consisting of the development of a new platform for products to treat uterine fibroids and endometriosis. Potential products, however, are still only in early development stages.

Schering AG
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Andrology

Schering AG is the market leader in Europe in the field of testosterone therapy with its products Nebido and Testogel. Management plans to significantly increase the net sales of Nebido on the basis of Testogel as the door opener from € 7 million in the fiscal year 2005 to € 61 million, and thus to increase the portion of net sales in this indication area within the net sales of the business area to 4.2 % in the year 2009. Furthermore, the product Mittoval, commencing in the planning year 2007, will no longer be allocated in the business area oncology but will be allocated in the indication area of andrology in the business area gynecology and andrology. Mittoval will make an additional annual sales contribution of € 25 million.27 The strategic goal lies in achieving market leadership in Europe, Latin America and Asia which is supposed to be advanced by expanding the portfolio of products containing or being based on testosterone.

Contribution Margin

As a result of the shift in the product mix to a greater portion of the strongest products in the indication area hormonal contraception, the contribution margin could be increased by 0.8 % to 85.8 % in comparison to the previous year. In addition, plans Schering AG an increase of the contribution margin by 3.1 % to 88.9 % in the planning year 2009. Schering will profit from changes in the product portfolio mix which will expand the sales share of higher margin products such as YAZ and Mirena which will lead to an increase in the contribution margin in the planning period. Furthermore, the increase in the portion of sales in the segment USA, in which higher gross margins can be realized compared to other segments as a result of the high price level for products, will have a positive effect on the contribution margin. A significant improvement of the contribution margin for Mirena, which has its basis in the cessation of the contract of license royalties which have been paid to the institution Population Council, will continue to have a positive effect after the planning year 2007. The positive margin effects will be partially offset by license payments to Warner Chilcott Company Inc. for sales of YAZ in the USA.

The main development projects in the business area are as follows:

Project/ Indication	Description	Status
YAZ - Extended Regimen	Low-dose oral contraceptive containing drospirenone for extended use	Phase III
DUB - OC	OC containing natural estradiol and dienogest, which is also being evaluated for the treatment of prolonged, frequent and excessive bleeding	Phase III
Visanne (formerly Endometrion)	Oral dienogest-containing product for the treatment of endometriosis (proliferation of endometrial tissue outside the uterus)	Phase III
FC-Patch	Low-dose patch containing ethinylestradiol and gestodene for female contraception, which is applied once a week	Phase II
CCR1	A new, non-hormonal and oral treatment of endometriosis	Phase II
LCS	Ultra low-dose LNG releasing contraceptive intrauterine system	Phase II
Hormonal male contraception	Combination of progestin with testosterone for the suppression of sperm concentration	Phase II
eF-Ment	HGT with androgen-metobolites for avoidence of the impact on the prostate	Phase I

________________________

27	In order to improve the comparability, the product Mittoval was also allocated to the field of andrology for the fiscal years 2004 in 2006.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 46

Sustainable Earnings

The determination of the sustainable earnings was made taking into account the development of the company in the planning period as well as the anticipated development of the genital/urinary market. Therefore we have projected the future earnings potential of the products already placed in the market as well as the earnings potential of the products in the process of development on the valuation date.

The main driver of net sales for the years following the planning period consists of the products in the Yasmin family with the planned introductions of YAZ-extended (2009/2010) and YAZ Plus (2013) as well as Mirena with the new applications LCS (2012). A continued growth in net sales is initially anticipated for the patent protected products in the Yasmin, Mirena and Angeliq family which, however, will then stabilize at a lower level as a result of the anticipated increase in generic competing products near the expiration of the patents (Yasmin family around 2020, Mirena administration system in the year 2015, process in the year 2013). The products currently in the product pipeline are, primarily, further developments of existing products in the course of the lifecycle management.

Further foreseeable, innovative products (e.g., DUB-OC, medication in the indication area hormonal contraceptives on the basis of natural estradiol), CCR1 in the field of gynecological therapy, a medication for the hormonal treatment of endriometriosis or eF-Ment in the indication area of andrology, an innovative drug for hypogonadism therapy, so-called new chemical entities, are at this time partially in very early phases of development; the forecast for achieving suitability for the market and market introduction involves a great deal of uncertainty, as is typical for the industry. Potential future sales were taken into account, adjusted for risks common in the market.

The high degree of market saturation in the strongest segment in terms of net sales, i.e. Europe, in which Schering already has a high market share, will make it difficult for the company to achieve the same growth in sales over the long term as in the past. Given the small market share in the segment USA in comparison to the segment Europe, a long term significant increase of the market share in this segment is required for an additional sales growth. Furthermore, the demographic trend in the developed sales regions of Europe and the USA will lead over the long term to a further flattening of the high rate of growth in net sales shown for the planning period. In consideration of the aforementioned developments in regard to the derivation sustainable results we have taken into account the net sales of the Gynecology & Andrology business area amounting to € 3,254 million. The difference in the sustainable sales in comparison to our independent expert opinion of 27 July 2006 results from a more positive assessment of the commercialization possibilities of the Yasmin product family, especially in the U.S. market.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 47

On the basis of the increased share in net sales of high margin products of the Yasmin family and a planned increase of share in net sales in the segment USA, a higher contribution margin can continue to be anticipated. The increasing influence of generic products, especially in the USA resulting from the market entrance of Barr with a generic competitive product to Yasmin continues to counter this trend. Against this background we have presumed a sustainable contribution margin of € 2,875 million, which corresponds to a sustainable margin of 88.3%.

5.1.2	Contribution Margin of the business area Diagnostic Imaging

The net sales in the business area Diagnostic Imaging and the contribution margin are shown in the following table:

Business Area Diagnostic Imaging
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	1,194	1,287	1,329	1,364	1,446	1,560	1,768
Growth	n/a	7.8%	3.3%	2.6%	6.0%	7.9%
X-Ray Contrast Media	574	583	545	552	558	581
MRI Contrast Agents	332	362	375	381	393	414
Medrad	271	329	360	425	490	560
Diagnostics Others	17	13	51	6	5	5
Contribution Margin	824	892	884	937	983	1,054	1,124
as a % of net sales	69.0%	69.3%	66.5%	68.7%	68.0%	67.6%	63.6%
*adjusted for the disposal of the radiopharmaceuticals business

X-ray Contrast Media

The increase in net sales in the indication area from € 9 million or 1.5 % in the fiscal year 2005 is based primarily on the increase in net sales of the product Ultravist and is the result of increased volumes of sales, especially in the segment Europe and Asia/Pacific which overcompensated for price reductions. The price reductions for the product Iopamiron were compensated for increased sales volumes in the fiscal year 2005. The increased volumes of sales for both products compared to the year 2004 are primarily based on an increased number of examinations with imaging procedures.

In the fiscal year 2006, a decrease in sales of 6.5 % is anticipated for this indication area. This is caused by the voluntary product recall for Ultravist 370 as well as the decrease in sales for Iopamiron resulting from price reductions and negative currency exchange effects, of the Euro to the Japanese yen.

The assumption is that there will be a growth in net sales of 2.1 % annually on average during the planning period 2007 through 2009 for the indication area x-ray contrast agents. The expected reductions in sales of Iopamiron, which are primarily the result of decreased sales volumes and price reductions in Japan, will be more than offset by increases in net sales of Ultravist. The increases in net sales for Ultravist are based on growth in volume which is supposed to more than compensate for price reductions. The growth in the sales volume for Ultravist is to be achieved by regaining market shares which were lost by the recall of Ultravist 370. In addition, the use of Ultravist in Europe for new x-ray devices and their expanded scope of application (e.g., heart imaging) will play a major role.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 48

MRI Contrast Agents

The net sales in this indication area were increased in the fiscal year 2005 by € 30 million or 9.1%. The increases in net sales are the result of a clear increase in the sales volumes for Magnevist and Gadovist. This increase was, however, partially offset by price reductions.

The anticipated increase in net sales for the indication area MRI contrast agents is an average of 3.4 % annually during the planning period 2006 through 2009. It is primarily the result of a change in products from Magnevist to Gadovist and the increased use of the organ specific contrast agents Primovist and Vasovist. Accordingly, reduced net sales of Magnevist are expected. The increased volumes for Magnevist will be particularly offset by price reductions resulting from generic competition after expiration of major patents for Magnevist in Europe and Japan after 2007. The growth in net sales for the organ specific MRI contrast agents is the result of higher volumes which overcompensate for reductions in prices. The basis for the growth in the volume of these products is the anticipated continued increase in the number of MRI examinations.

Medrad

The growth in net sales in the analyzed period is primarily caused by an increase in the sales volumes of automatic injection systems resulting from a higher number of examination devices and increasing volumes for injection accessories and services as a result of an increased number of examinations. Contrary to the business with contrast agents, it is not assumed that there will be such a degree of offsetting price effects at Medrad so that Medrad shows higher rates of growth in net sales than for the business with contrast agents.

Other

In the fiscal year 2006, € 45 million is attributable to sales in the radiopharmaceutical business. The major portion of this relates to the proceeds which were realized in the first half of the year 2006 prior to concluding the sale of the radiopharmaceutical business of CIS bio Int.

Contribution Margin

The increase of the contribution to earnings in the Diagnostic Imaging business area in the fiscal year 2004 and 2005 was the result of growth in net sales of MRI contrast agents and growth at Medrad.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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German original	Page 49

In the fiscal year 2006, a slight decrease in the contribution margin is anticipated. This development has its cause in the decrease in sales in the x-ray contrast agent business.

A sales based increase in the contribution margin is planned for the planning period 2007 through 2009. As a result of the increasing portion of the Medrad business, which has a smaller contribution margin compared to the contrast agents business, as well as a result of the slightly reduced margins in the contrast agent business caused by price reductions, a decreasing margin is assumed for the planning period.

The main development projects in the business with contrast agents are:

Project/ Indication Description Status
Magnevist	MRI contrast agent; development projects in the U.S.: - for magnetic resonance angiography (MRA) - for the detection of viable myocardial tissue	Phase III Phase II
Gadovist	MRI contrast agent for the detection and characterization of brain lesions; development project in the U.S.	Phase III
Paccocath	Application of PTCA-balloon catheter with the agent Paclitaxel by the treatment of In-Stent-Restenosen (ISR)	Phase III

Sustainable Earnings

When determining the sustainable earnings, we took into account on the one hand the development of the product portfolio existing in the fiscal year 2009 including the respective product life cycles and on the other hand the potential earnings from projects which are currently in the process of being developed.

In the case of x-ray contrast agents, further continued growth in volumes for Ultravist is initially assumed which will be partially offset by lower prices. After 2011 decreased sales proceeds as a result of price reductions are anticipated for Ultravist. In the case of Iopamiron, slight reductions in net sales due to price reductions primarily in the segment Japan are assumed also after 2009.

The assumption is that there will be a further decreasing development in MRI contrast agents with regard to the net sales for Magnevist. After major patents for Magnevist expire in Europe and in Japan in the year 2007, the patent protection for Magnevist in the USA will end in the year 2013; accordingly, increased competition by generics and increased pressure on prices can also be anticipated. Compared to this, there should be increasing proceeds for the successor products, especially Gadovist and Vasovist, whose net sales were also taken into account for the anticipated further specific regional approvals. This will partially offset the reductions in net sales for Magnevist.

In the case of Medrad, we assume that the growth rates will continue to be higher than the growth rates in the other business of Schering even after the year 2009. Medrad will continue to profit from the increased number of examination devices which increasingly include the installation of an injection system and from contrast agents supported examinations as well as the change in injection systems from one-head to two-head injection systems and the resulting additional need for sterile consumables.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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German original	Page 50

On the basis of the above remarks, net sales in the Diagnostic Imaging business area have been assumed in the amount of € 1,768 million when determining the sustainable earnings. The difference in the sustainable sales in comparison to our independent expert opinion of 27 July 2006 is based on an anticipated increase in competitive environment especially of generic competition.

When determining the contribution margin for the sustainable earnings, higher contribution margin can be assumed on the basis of the described growth in net sales. However, it must be assumed that there will be a lower contribution margin in the business area Diagnostic Imaging because of continuous price pressures in the contrast media market as well as due to the increasing portion of sales in the Medrad business.

Considering these factors, a contribution margin of € 1,124 million has been applied when determining the sustainable earnings.

5.1.3	Contribution Margin of the business area Specialized Therapeutics

The net sales and the contribution margin of the Specialized Therapeutics business area are as follows for the various indication areas:

Business Area Specialized Therapeutics
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	1,100	1,146	1,241	1,314	1,398	1,483	1,096
Growth	n/a	4.2%	8.3%	5.9%	6.4%	6.1%
Central Nervous System	859	936	1,040	1,116	1,204	1,287
Cardiovascular System	137	144	140	140	140	142
STH Others	104	66	61	58	54	55
Contribution Margin	749	788	859	924	998	1,052	688
as a % of net sales	68.1%	68.7%	69.2%	70.3	71.4%	71.0%	62.8%
*adjusted for the disposal of the interest in ALK-Scherax

Central Nervous System

Especially as a result of the increase in net sales of Betaferon, which had net sales in the year 2005 of € 867 million and a total of 75.7 % of the net sales in the Specialized Therapeutics business area, the net sales in the indication area Central Nervous System increased by € 77 million. This increase results both from a growth in volumes by 3.0 % as well as from an increase in prices by 6.7 % which were able to be achieved in the market due to the continuing improvement of the product, for example with regard to the application of Betaferon. Furthermore, the cancellation of the competitor’s product approval for Tysabri in the year 2005 had a positive effect on the development of sales.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 51

The planning of the Specialized Therapeutics for the indication area central nervous system takes into account an average growth of net sales by 8.3 % annually for the years 2006 through 2009. This is primarily due to the continuing increases in the volumes of Betaferon which are based primarily on measures in the life cycle management, the product having been introduced to the market in 1993 and possessing a broad patient base. These measures include clinical studies to expand the use of Betaferon in early stages of multiple sclerosis (BENEFIT study) as well as in higher dosages (BEYOND study) with which the Specialized Therapeutics business area intends to reach new patient groups. The BENEFIT study for which Schering published the results in August 2006 shows a reduction of the risk of the occurrence of a clinically secured MS when there is early treatment with Betaferon. In the meantime, Betaferon has received the expanded approval for the treatment of patients with a first onset indicating MS in the USA, Europe, Canada as well as Australia.

In addition to these measures to differentiate the products, the planned increase in net sales is to be achieved by activities to gain customer loyalty, such as providing information on the course of the disease and the correct use of Betaferon.

During the planning of the sales, it was taken into account that in 2006, the competitive product Tysabri of Biogen Idec. was again given restricted approval for the treatment of multiple sclerosis.

As a result of the increased competition in the MS market, price increases are only expected to a limited degree in the years 2006 through 2009 after the significant increase in the year 2005. The forecasted growth is, thus, primarily driven by volume which is the result of an expansion of the area of application.

The agent patents for Betaferon will expire in the EU in the year 2008 as well as in the USA in the year 2007. It is anticipated that bio similar producers will take steps to receive approval for bio similars of the substance Inferon B-1b in Betaferon. Since the approval of proteins of such complexity is subject to high demands, however, there is a market entry barrier, especially in the form of the necessary clinical equivalency studies. This means that there will probably be delays in the market entry by bio similar suppliers. Therefore, effects from competition with bio similar suppliers are not anticipated during the planning period.

Cardiovascular System

The net sales in the indication area of the cardiovascular system were able to be increased in the fiscal year 2005 by € 7 million or 5.1%. This development was based especially on the significant increase in net sales for the product Ventavis from € 14 million to € 26 million which led to an overcompensation of the reduction in net sales by € 3 million to € 42 million of the product Ilomedin. The reduction in the net sales of Ilomedin was caused by strong competition in the indication area and a patient-unfriendly provision for the application of Ilomedin. As a result, the sales volume compared to the year 2004 was 5.2 % lower and this decrease could not be compensated by a slight price increase. As a result of the expiring patent protection, a continued slight reduction in sales volumes and prices for Ilomedin is anticipated in the years 2006 and 2007, which is expected to lead to a reduction in net sales totalling € 9 million.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 52

During the detailed planning period, a further increase in net sales for Ventavis is anticipated driven by increases in sales volumes especially in the segment Europe. In this context, a total increase compared to the year 2005 is anticipated from € 26 million to € 61 million up to the year 2009.

As it was already observed in the year 2005, a reduction in net sales of Refludan compared to the year 2005 is anticipated during the planning period, especially as a result of the planned reduction in volumes in the USA caused by reduced distribution activities for this product, of € 6 million to € 13 million in the year 2009.

Other

In addition to the above mentioned indication areas, the Specialized Therapeutics business area has various medications for different indication areas with comparably low net sales. The reduction in the fiscal year 2005 by € 39 million resulted, among other items, from the end of distribution cooperation as well as the partial sale of the product portfolio of an affiliated company of Schering in Germany.

Contribution Margin

The increase in the contribution margin in the fiscal year 2005 is the result of the growth in sales of Betaferon. The margin is relatively low compared to other divisions, which has its cause in the fact that Schering must pay royalties notably to Chiron Corp., Emeryville (hereinafter, "Chiron") for the worldwide use of the patents as well as for the production for the markets in the USA and parts of Europe. Furthermore, the production of the products sold outside the USA is accomplished in commissioned production by Boehringer Ingelheim Pharma GmbH & Co. KG, Ingelheim am Rhein, (hereinafter, "Boehringer Ingelheim").

The net sales based increase in the contribution margin during the planning period has its cause especially in a reduction of the costs of goods sold as a result of the expiration of royalty agreements for Betaferon, entailing a reduction of royalties from 2007 onwards.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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German original	Page 53

The main development projects in the Specialized Therapeutics business area are as follows:

Project/ Indication Description Status
Betaferon/ Betaseron 500 µg (BEYOND-Studie)	Double-dose formulation of Betaferon/Betaseron	Phase III
Alemtuzumab	The approved leukemia medicament Alemtuzumab were developed for therapy application in MS treatment.	Phase II
Spheramine	Dopamin producing human cells that are attached to microcarriers; used for cell therapy in Parkinson’s disease	Phase II

Sustainable Earnings

The sustainable earnings have been determined on the basis of the development of the product portfolio in the fiscal year 2009, taking into account the life cycles of the respective products as well as the market potentials of projects which are currently developed or improved.

The long term development of the product Betaferon is of high relevance to this determination. Following the expiration of the patent of the agent both in the USA in the year 2007 as well as in the EU in the year 2008, the competition by bio similars will continually increase after their probable market entry in the year 2011, and this will probably erode the sales. New user friendly forms of application, especially oral application, are supposed to lead to a noticeable reduction in the market share of existing multiple sclerosis medicaments which must be injected, commencing upon the expected market introduction in the year 2010.

In addition, we have taken into account the earnings potential of new products which are currently under development. This involves especially the development projects Alemtuzumab and Spheramine.

The development project Alemtuzumab which is currently in clinical phase II, an agent which is already approved in the business area Oncology for the therapy of chronic lymphocytic leukemia under the product name “Campath”, is intended to expand the product portfolio for the treatment of MS commencing in the year 2011 and will contribute substantially to offset the reductions in the sales of Betaferon. Alemtuzumab is being developed in cooperation with Genzyme.

The development project Spheramine, an innovative treatment for Parkinson's disease, is being developed in cooperation with Titan Pharmaceuticals, Inc., San Francisco, USA. The cooperation agreement provides for a license royalty for the use of patents and the production of the product which is dependent on sales. The development project is currently at the end of the clinical phase II and is to be introduced to the market in the year 2011.

When determining the sustainable earnings, we also considered the financial effects of the expected result of the exercise of the purchase option agreed with Chiron by Schering on 27 February 2006 with regard to the purchase of the production facilities as well as patents for the production of Betaferon by Schering. The negotiations between the contract partners with regard to the conditions for the acquisition have been commenced, but they are still in an early stage. The result of the negotiations and the effects on the economic position of Schering are, therefore, afflicted with uncertainty.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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German original	Page 54

Recapitulating it can be stated that the above described development projects as well as additional development projects of Schering in the Specialized Therapeutics business area will only permit a partial compensation for the long term anticipated reduction in the net sales of Betaferon.

On the basis of the above described developments, net sales of the business area amount to € 1,096 million when determining the sustainable earnings. The difference in the sustainable sales in comparison to our independent expert opinion of 27 July 2006 is mainly based on the assumption that Sargramostim in the indication area Morbus Crohn was not included in the valuation because of the not promising study results.

In the course of determining the contribution margin for the sustainable earnings, it must be taken into account that the change in the product mix towards licensed products, especially Alemtuzumab, will lead to a reduction in the sustainable contribution margin which can be achieved. In addition, the erosion in prices for Betaferon as a result of competition by bio similars influences the determination of the contribution margin for the sustainable earnings.

Based on the above described developments, we have concluded a contribution margin within the sustainable earnings totalling € 688 million for the Specialized Therapeutics business area.

5.1.4	Contribution Margin of the business area Oncology

The net sales and contribution margins in the business area oncology are shown as follows:

Business Area Oncology
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	400	408	439	473	521	617	1,164
Growth	n/a	1.8%	7.7%	7.7%	10.2%	18.4%
Hematology	235	245	277	311	362	418
Solid Tumors	166	163	162	162	159	199
Contribution Margin	312	313	342	363	386	445	838
as a % of net sales	78.0%	76.8%	77.9%	76.8%	74.1%	72.1%	72.0%
*adjusted for Mittoval in 2004 to 2006 since disclosed in indication area Andrology of business area Gynecology & Andrology for 2007 onwards

Hematology

The net sales in hematological oncology in the fiscal year 2005 increased slightly due to volumes. During the planning period, growth in net sales in the indication area hematology are anticipated also primarily on the basis of volume.

Schering AG
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The strongest product in terms of sales in hematological oncology is Fludara. There is no patent protection anymore in the USA for Fludara, and the loss of further patents can be expected in the coming years for the intravenous form of application. Nonetheless, Fludara had a slight growth in net sales (2%) in the fiscal year 2005. This increase for Fludara is the result of growth in sales volumes and positive currency exchange effects which more than offset the moderate price reductions (net sales 2005: € 105 million). The sales volumes increased primarily in the segment Europe because a generic product is currently not offered in Europe. In contrast, there were further reductions in net sales of the product in the USA, which resulted from the loss of patent protection in the USA in 2003 and the increasing competition from generics. The main portion of the increase in net sales in hematology in the fiscal year 2005 is based on the growth in net sales in the products Campath (€ 5 million) and Zevalin (€ 7 million). The increase in net sales for Zevalin has its basis in increased sales volumes which result from the market introduction of the product in the fiscal year 2004 in the segment Europe and in the fiscal year 2005 in the segment Asia/Pacific. Growth in volume of sales in the segments USA and Europe were the cause for the growth in net sales of Campath in the fiscal year 2005.

Further increases in net sales for Fludara, Zevalin and Campath as well as Leukine are expected in the planning years 2006 through 2009. The growth in net sales for Fludara is above all the result of the market introduction of Fludara in the oral application form (Fludara Oral) in the segments Asia/Pacific and Japan as well as the market introduction of Fludara with an indication for transplantation (Fludara Transplantation) in the fiscal year 2007 in Japan as well as the anticipated growth in sales volume in Europe outside of the five most important countries in this segment. In addition, increasing market shares in first line therapy for chronic lymphocytic leukemia (CLL) are expected because of the positive result of studies. Compared to this, the existing and expected competition from generics in the USA and in the five most important countries in Europe in the fiscal year 2007 can be expected to lead to a reduction in sales volumes in the planning period. Despite lower sales volumes in the USA as well as in the five most important countries in Europe, the increase in the sales volumes for Fludara in the fiscal years 2006 through 2009 can probably more than compensate for the losses in net sales resulting from price reductions.

The increase in sales in the fiscal years 2006 through 2009 for the product Leukine is the result of an anticipated change in the average dosage form which, together with the expansion of the distribution activities, leads to an anticipated increase in sales based on price and volumes.

In the case of Campath, increases in volumes of sales in the planning years are expected as a result of measures in the course of the life cycle management which have already occurred or which are expected, above all in the segments USA, Europe and Latin America/Canada. Based on current results of studies, for example, it is expected that Campath will be submitted for approval as a first line therapy. The market introduction is anticipated for the fiscal year 2008. In addition to volume based growth in net sales, a price based growth in net sales is also expected in the planning years 2006 through 2009.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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The product Zevalin is still in the phase of being introduced into the market in the fiscal year 2006. As a result of the anticipated increasing acceptance in the market, increased sales volumes for Zevalin are anticipated in the planning years 2006 through 2009. The use of marketing instruments to promote sales was a contributing factor to a negative effect on prices in the year of the product introduction of Zevalin, and this effect will probably no longer apply after successful market introduction in the respective countries. Thus, in addition to increases in sales volumes, overall positive price effects are assumed in the planning period.

Campath and Zevalin are intended to be a platform for the future marketing of products in Schering's business area oncology which are in the process of being developed.

Solid Tumors

The net sales of products in the indication area solid tumors were at the level of the previous year during fiscal year 2005. The primarily volume and price based decrease in the sales of Androcur were offset by positive volumes and currency exchange effects relating to the product Bonefos (€ 6 million). As a result of the expired patent protection, the life cycle of the product Androcur has already been exceeded for a long time with regard to the development of sales in the mature phase. Marketing instruments to promote sales are no longer being used. In addition to the volume based reductions in sales, the anticipated price reductions are the result of generic competition as well as regulatory price control measures for older products.

The planned increase in sales for the product Bonefos will offset the anticipated further erosion of net sales due to reduced volumes and lower prices for Androcur in the fiscal years 2006 through 2009. The increase in net sales for Bonefos is primarily the result of the anticipated growth in sales volumes in fiscal year 2007 which will more than compensate for the anticipated price reductions in the subsequent years likely resulting from generics. The anticipated volume based increase in sales will be primarily in the segments Europe and Asia/Pacific, with the largest anticipated growth in sales in Great Britain respectively Australia. The cause for this anticipated development is the transfer of the distribution rights in these countries to Schering in the fiscal year 2005.

Furthermore, at the beginning of the fiscal year 2009 the market introduction is planned for the product TOCOSOL Paclitaxel for the indication breast cancer in the USA, which is currently being developed. In this context it must be considered that TOCOSOL Paclitaxel is a licensed product which has a lower profitability in comparison to the existing product portfolio due to the license payments which must be made.

Schering AG
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German original	Page 57

Contribution Margin

The contribution margin in the fiscal year 2005 compared to the net sales increased less than proportionately. The growth in net sales in the indication area hematological oncology did not result in a comparable increase in the contribution margin. The reduced margin in hematology was primarily the result of the small margins for Campath and Zevalin. The reduction in margins has its basis in regional product mixes of form of application with different prices and especially in the marketing instruments used for Zevalin in order to support the market introduction in the fiscal year 2005 which led to a decrease in margin due to price reductions. Fludara is a non-biologically produced small molecule with low production costs. This nature of the product permits the realization of a comparably high margin. Furthermore, it must be taken into account that there are participations in the profits and licensing fees to the cooperation partner Genzyme Corp., Cambridge, USA under the existing cooperation agreements with regard to Campath. For this reason, Campath is a less profitable product in the business area oncology compared to the other products. The increased share of Campath in overall net sales in hematological oncology in fiscal year 2005, together with the overall lower margins for the products Fludara, Campath and Zevalin, led to overall comparatively lower profitability in this indication area.

The decreasing contribution margins in fiscal year 2005 also have their basis in slightly decreasing contribution margins for the products in the indication area solid tumors. On the one hand, price reductions resulting from generic competition for Androcur had a negative effect on the development of the margins. Furthermore, the increasing portion of net sales of Bonefos compared to Androcur, which has comparably higher profitability, lead to lower margins in the indication area solid tumors.

In fiscal year 2006, an increase in the contribution margin is anticipated which is primarily based on a change in the product mix compared to the previous year.

The anticipated change of the product mix in the planning years 2007 and 2009 resulting from the decreasing share in net sales of the product Androcur as well as anticipated price reductions for this product will lead to a reduction in the contribution margin in the indication area solid tumors. Furthermore, the anticipated market introduction of TOCOSOL Placlitaxel will contribute to a reduction in the contribution margin (as % of revenues) in the fiscal year 2009 as a result of the lower profitability as a licensed product. A decrease in this margin is also anticipated in the planning years 2007 and 2009 for the indication area hematological oncology. The anticipated negative development of prices for the product Fludara contributed to this. The lower margin for Campath has its basis in measures in the course of the life cycle management. In addition, the product mix will change in the planning years as a result of the increasing share in net sales for Zevalin and Campath.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 58

The main development projects of Schering AG in the business area oncology are as follows:

Project/ Indication Description Status
TOCOSOL Paclitaxel	Novel formulation of paclitaxel for the treatment of metastatic breast cancer	Phase III
Bonefos	Reduction of occurrence of bone metastases in early stage breast cancer	Phase III
PTK/ ZK
Oral VEGF receptor tyrosine kinase inhibitor; anti-angiogenic small molecule designed to inhibit the formation of blood vessels that support tumor growth; is being developed for metastatic colorectal cancer
Phase III
ZK-EPO	Fully synthetic and highly potent microtubule stabilizer for the treatment of prostate, ovarian, breast cancer, NSCLC and SCLC	Phase II
ZK-PRA	Substance that blocks the effect of certain receptors (progesteron receptor antagonist). Potential indication: breast cancer	Phase II
PTK/ ZK	Oral VEGF receptor tyrosine kinase inhibitor for the treatment of glioblastoma and NSCLC	Phase II

Sustainable Earnings

The products in the indication area hematological oncology currently situated in the pipeline primarily involve further developments of existing products in the course of life cycle management. Innovative products which are currently anticipated, so-called new chemical entities are in middle to late phases of development in the indication area solid tumors (phase II and phase III projects; see Section 2.2.6). The anticipated growth rate for the oncology business area resulting from the products currently in development for the indication area of solid tumors will contribute to oncology being a growth factor for the future development of Schering after the year 2009. We assume that Schering will profit as a result of the development portfolio from the anticipated above average annual growth rates for anti-tumor therapies, especially in the field of anti-cancer medications which inhibit the growth of cells.

The development projects which will contribute to the sustainable earnings are especially the projects TOCOSOL Paclitaxel and ZK-EPO. Furthermore, we estimate the future potential for successful development of the project PTK-ZK to be uncertain due to the negative results of the studies in the past.

Market introduction of the product involved in the project TOCOSOL Paclitaxel in the field of breast cancer is expected after the year 2009 and for further indication areas after the year 2010.

We have taken into account the market introduction of the project involved in the project ZK-EPO for the indication areas ovarian cancer and non-small cell lung cancer starting in the year 2010.

In addition, we have taken into account that the planned measures in life cycle management of the existing product portfolio will have a positive effect on the growth of the oncology business. This includes in the field of hematological oncology especially the anticipated market introductions of the further development for Campath and Zevalin for first line and second line therapy commencing in the fiscal year 2010 as well as the increasing contributions in net sales of Fludara Oral and Fludara Transplantation introduced in 2007, which will more than compensate for the anticipated decrease of the existing product portfolio resulting from the increase in generic competition and anticipated price control measures by the institutions in the health market. In the indication area solid tumors, we have also taken into account the earnings potential from the anticipated market introduction of a further development of Bonefos as a preventative medicine. Besides the volume driven growth the business area anticipates that the introduction of new products and combinational therapies will also lead to a price driven growth.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 59

Overall, a clear increase in net sales in the business area oncology is anticipated as a result of the above described factors. We have used the sales potential in the fiscal year 2010 et seq. and the following years as a basis for determining a value equivalent amount of € 1,164 million for the sustainable earnings. The difference in the sustainable sales in comparison to our independent expert opinion of 27 July 2006 is primarily based on the expectation of a sequential market introduction for the different indication areas of the project ZK-EPO.

The anticipated change in the product mix resulting from the increased share in sales of therapies against solid tumors will lead to lower contribution margins during the phase of introducing the new products because the anticipated market introductions of licensed products in the development portfolio and products involving life cycle management measures have lower profitability. The long term achievable contribution margin, however, is still at the level of the margin planned for the fiscal year 2009.

Based on the above described higher net sales and the change in the development of the margin, we assume a contribution margin in the sustainable earnings for the business area oncology in the amount of € 838 million.

5.1.5	Contribution Margin of the business area Other Sources

The net sales of the business area Other Sources are shown in the following table:

Business Area Other Sources
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	287	317	308	319	336	371	301
Growth	n/a	10.3%	-2.7%	3.6%	5.3%	10.3%
Dermatology	202	223	233	255	274	289
Pharmaceutical Chemicals	61	65	53	48	36	35
Other	24	29	22	16	26	47
Contribution Margin	180	191	205	218	231	243	210
as a % of net sales	62.7%	60.3%	66.7%	68.2%	68.7%	65.5%	69.7%
*no adjustments necessary

The net sales for Other Sources increased in the fiscal year 2005 primarily as a result of higher sales volumes in the dermatology business which is bundled in the subsidiary Intendis. The anticipated increase in net sales in the indication area dermatology in the planned years 2006 through 2009 is primarily the result of the introduction of new products to new markets. The largest part of the market introductions focusses on the segment Europe. The growth is supported by the expansion of the distribution structure in other countries in the segment Europe.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
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The business in the indication area pharmaceutical chemicals by Schering for other pharmaceutical producers is characterized by a reduction in margins as a result of the erosion of prices, especially as a result of the increased production of chemicals in China. Additionally, the importance of a large customer of Schering in the past years has continuously decreased. Against this background, Schering AG will increasingly withdraw from the business with pharmaceutical chemicals. Accordingly, a successive decrease in net sales from the business with pharmaceutical chemical years is planned.

The reduction in other sales revenues in the business area Other Sources in the fiscal year 2006 is due to the fact that specialized therapeutics for third parties are no longer produced at the production site in Weimar. The remaining net sales from distribution cooperation relationships, insurance brokering and publishing increase overall primarily as a result of the cooperation agreed with Bayer relating to the distribution of the product Kogenate and the related planned increase sales of this product in the planning years 2006 through 2009.

Contribution Margins

Reduced margins in the business with pharmaceutical chemicals are primarily the cause of the reduction in margins of Other Sources in the fiscal year 2005. There will be a successive increase in margins in the planned years 2006 through 2009 which results from the sinking portion of sales in the business with pharmaceutical chemicals for which lower profitability will be achieved compared to the indication area dermatology. The anticipated reduction in the contribution margin in the year 2009 has its base in the increased portion of the sales of the product Kogenate.

Sustainable Earnings

The assumption with regard to the indication area pharmaceutical chemicals is that the contribution to revenue remaining in the fiscal year 2009 from cooperation agreements with other pharmaceutical producers will also be realized over the long term despite the high intensity of competition and the downward tendencies which can be observed. In the dermatology business, no substantially higher result potential can be expected from the development of the existing product portfolio.

Taking into account these influencing factors, Other Sources contributes to the sustainable earnings net sales in the amount of € 301 million, its contribution margin totalling € 210 million.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 61

5.1.6	Bridge contribution margins to the legal accounts

The transfer of the contribution margins to the gross profit during the analyzed period is as follows:

Schering Group - Reconciliation Gross Profit
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Net Sales	4,767	5,157	5,600	6,008	6,492	7,089	7,584
Growth	n/a	8.2%	8.6%	7.3%	8.0%	9.2%
Gynecology & Andrology	1,785	2,001	2,283	2,538	2,790	3,058	3,254
Diagnostic Imaging	1,194	1,287	1,329	1,364	1,446	1,560	1,768
Specialized Therapeutics	1,100	1,146	1,241	1,314	1,398	1,483	1,096
Oncology	400	408	439	473	521	617	1,164
Other Sources	287	317	308	319	336	371	301
Contribution Margin	3,583	3,900	4,284	4,700	5,080	5,514	5,736
Growth	n/a	8.9%	9.8%	9.7%	8.1%	8.5%
Gynecology & Andrology	1,518	1,716	1,994	2,258	2,482	2,719	2,875
Diagnostic Imaging	824	892	884	937	983	1,054	1,124
Specialized Therapeutics	749	788	859	924	998	1,052	688
Oncology	312	313	342	363	386	445	838
Other Sources	180	191	205	218	231	243	210
Adjustments	79	100	35	42	63	107	114

Gross Profit	3,661	4,000	4,319	4,742	5,143	5,621	5,849
as a % of net sales	76.8%	77.6%	77.1%	78.9%	79.2%	79.3%	77.1%
* adjusted for the disposal of the interest in ALK and the radiopharmaceuticals business

In the item adjustments mainly license payments were neutralized, as they are disclosed in the income statement as cost of marketing and selling. However costs of the production variances have been added back in as they are not included in the contribution margin.

5.2	Cost of marketing and selling

The costs for marketing and selling are the most significant type of costs within the Schering group, having a share of 31.7 % of net sales in the year 2005. This reflects the high value placed on the distribution organization for the commercial success of Schering. In addition to the costs for marketing existing products, the costs for marketing and selling are characterized by the costs for introductions of new products which in part require the use of considerable resources.

The costs for marketing and selling include the costs of the subsidiaries located in the most important sales markets of the Schering Group, the local marketing organizations to the extent that these maintain their own outside sales force and the supporting regional centers in Berlin (segment Europe), Mexico (segment Latin America/Canada) and Singapore (segment Asia/Pacific). The pharmaceutical products in the USA are distributed through Berlex, and the injection systems and accessories are distributed through Medrad. In addition, the costs for marketing and selling include the royalties for distribution licenses. The other cost of selling include primarily the costs for the division global marketing and selling, which consist among other items of the costs for liability insurance, global brand management as well as global market analysis.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
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The costs for marketing and selling can be summarized as follows:

Cost of marketing and selling
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Cost of marketing and selling	1,501	1,637	1,767	1,924	2,022	2,168	2,316
Growth	n/a	9.1%	7.9%	8.9%	5.1%	7.3%
as a % of net sales	31.5%	31.7%	31.6%	32.0%	31.1%	30.6%	30.5%
*adjusted for the disposal of the interest in ALK and the radiopharmaceuticals business.

The costs of marketing and selling have increased in the year 2005, primarily as a result of costs for implementing modified global marketing processes in the context of the ASPIRE program and by currency exchange rates. During the course of adjusting the marketing and selling structure, a separate selling structure for the Oncology business area was established in the year 2005. Prior to this time, these activities were located in the marketing and distribution organization of the Specialized Therapeutics business area.The forecast costs of marketing and selling in the fiscal year 2006 with 31.6 % in relationship to the sales proceeds will remain at a virtually unchanged level compared to the actual years.

The increase of the cost ratio in the planning year 2007 to 32.0 % results from increased costs in the Oncology business area due to the additional activities resulting from the market launch of the products Fludara Oral and Fludara Transplant, as well as increased marketing and selling activities in the closer sense of the term to promote the sale of the products Campath and Zevalin. These costs for establishing the selling organization are only offset by comparably low net sales in the year 2007. In addition, the market introduction of the product YAZ in the Gynecology&Andrology business area in the USA as well as increased marketing and selling activities in the closer sense of the term for the markets in China, Latin America and individual countries in East Europe result in an increase in the costs for marketing and selling. The cessation of license payments for Mirena as a result of the expiration of the contract with the Population Council will have a compensatory effect which will first be fully realized in earnings for the entire year in the year 2007. The increase in the costs of sales and marketing in the planning year 2009 is a result of increased licence payments due to the increased portion in total sales represented by products for which license fees have to be paid.

Overall, the costs of marketing and selling compared to net sales are intended to decrease from 31.6 % in the year 2006 to 30.6 % in the year 2009 as a result of economies of scale, especially in the segments Europe, especially Eastern Europe, Asia/Pacific and Japan as well as due to a relatively small number of product introductions.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 63

The determination of the basis for the sustainable earnings 2010 et seq. was generally based on the forecast of the future business development. Over the long term, we expect that there will be a slight decrease in the cost ratio of marketing and selling. The costs of marketing and selling were extrapolated on the basis of the anticipated long term growth rate for Schering AG.

5.3	Cost of research & development

The cost of research and development consist of the costs for research activities in order to find effective agents, optimization of effective agents as well as in the pre-clinical field (up to commencement of phase I), costs for overhead, administration, infrastructure, international project management and for compliance with provisions on approvals as well as project related and local development costs (phase I up to product approval).

The following table shows the planned costs of research and development:

Cost of research and development
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Cost of research and development	903	966	1,038	1,107	1,238	1,346	1,408
Growth	n/a	7.0%	7.5%	6.6%	11.8%	8.7%
as a % of net sales	18.9%	18.7%	18.5%	18.4%	19.1%	19.0%	18.6%
*adjusted for the disposal of the interest in ALK and the radiopharmaceuticals business

During the analyzed period from 2004 through 2009, the costs for research and development are in the range between 18.4 % and 19.1 % of net sales.

The increase in costs of research and development in the year 2005 by € 63 million or 7 % compared to the year 2004 is primarily the result of higher costs for researching effective substances and project related development costs in the Specialized Therapeutics business area, especially for the projects Sargramostim, in the indications Morbus Crohn and Betaferon BEYOND as well as in the Oncology business area for the project Epothilone.

Increasing costs of research and development in a total of € 380 million compared to 2005 have been budgeted for the years up to 2009. These budgeted amounts are based on increasing project related development costs, especially in the Specialized Therapeutics business area and in the Oncology business area.

The basis for the determination of sustainable earnings 2010 et seq. is generally determined on the basis of the passed experience as well as the amount of costs observed in the detailed planning period for the costs of research and development. The observed development of growth in net sales of Schering requires continuous research and development activities at least in the amount of during the years 2004 through 2009 actual and planned costs for research and development compared to net sales. Starting in the planning year 2009, we anticipate long term a slightly downward trend for the quota of costs for research and development in relation to forecast sales revenues to ensure a long term development of innovative pharmaceutical products. This is overall reflected in the shown quota of 18.6 % for the years 2010 et seq.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 64

The use of the long term quota of costs for research and development in the amount of 18.6 % of the net sales is within the normal scale in the industry for costs of research and development which are in the range of between 14.1 % and 25.0 % for comparable pharmaceutical companies engaged in research based on our analysis.

5.4	Cost of engineering and administration

The costs of engineering and administration include in the first place non passed on costs of the department Industrial Operations and Environment, which covers the entire supply chain including purchasing, production, logistics, quality assurance, technology as well as energy production, supply and waste disposal and environmental protection including the function Compliance & Infrastructure Support. It must be taken into account that the cost of goods sold are to the largest part passed on to the segments and business areas as an internal cost allocation within the scope of the assessment of cost of goods sold and are shown accordingly in the cost of goods sold of the respective business areas. In addition to the costs from the department Industrial Operations and Environment, the costs of engineering and administration also include the costs of administration in the closer sense for the segments and the central functions as well as for initial and advanced training. The costs for the central functions also include the costs for the Group headquarters.

The following table shows the development of the costs for engineering and administration:

Cost of engineering and administration
	Adjusted historical*		Forecast	Planning			sustainable
	2004 €m	2005 €m	2006 €m	2007 €m	2008 €m	2009 €m	2010ff. €m
Cost of engineering and administration	526	525	523	567	545	543	590
Growth	n/a	-0.2%	-0.4%	8.4%	-3.9%	-0.4%
as a % of net sales	11.0%	10.2%	9.3%	9.4%	8.4%	7.7%	7.8%
*adjusted for the disposal of the interest in ALK and the radiopharmaceuticals business

The costs of engineering and administration in the fiscal year 2005 as well as in the forecast for the fiscal year 2006 were at the level of the year 2004 with € 525 million and € 523 million. It must be taken into account that the measures introduced in previous years to increase efficiency and adapt the production capacities have had a positive effect on the development of the costs of engineering and administration. This is reflected by the cost ratio related to net sales which sank in the year 2006 by 1.7 % compared to the fiscal year 2004.

The planning year 2007 takes into consideration that there is an increase in the cost for general administration as well as the expenses in the field of Industrial Operations and Environment. The increase of the costs in the field of Industrial Operations and Environment will be partially offset by further planned savings in local production costs. In the subsequent years, it will be primarily the likely reduction of the expenses in the field of Industrial Operations and Environment as the result of the reorganization of the production sites which will cause the reduction in the costs for technology and administration. In this context, a further reduction in the number of locations for the formulation and packaging of pharmaceutical and biotechnological products is planned.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 65

Additional planned cost savings due to increases in efficiency as a result of measures in the context of the FOCUS initiative which have already been commenced have been taken into account in the planning period. These measures are reflected in the reduction of the cost ratio relating to net sales by approximately 2.5 % through the planning year 2009 compared to the fiscal year 2005.

The planned investments primarily for fixed assets relate both to further investments in already commenced measures as well as investments in future planned projects. These accrue to a great extent for the expected completion of the new research building at the location in Berlin, the planned concentration of the production locations, the increase in efficiency in the production of effective agents at the plant in Bergkamen as well as the likely completion of the new building for the bio-technological production location for Leukine in Seattle.

As a result of the measures to increase efficiency in the field of engineering and administration during the period up to the year 2009, no further material increases in efficiency are to be expected for the purpose of determining sustainable earnings. Furthermore, economies of scale and improving the use of capacities will patially compensate the increase in costs of engineering and administration which is the result of inflation as well as corporate growth.

On the basis of the explained effects, we have assumed a lower than proportional increase of the sustainable costs of engineering and administration compared to the forecast sales as shown in a cost ratio of 7.8%.

5.5	Other Result

The other result includes profit and losses from hedging transactions and processing payments as well as expenses for services which have been charged on and the income received for these services. The passed on services include providing technical infrastructure to third parties as well as other services rendered to third parties. In addition, the balance of the other result includes income from licenses and commissions and expenses in the context of the FOCUS initiative.

The other result was lower in the fiscal year 2005 compared to the previous year primarily as a result of higher expenses in the context of the FOCUS initiative involving primarily costs in connection with the re-organization of the global production network.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 66

In the fiscal year 2006, the Other Results will be € -123 million, included in this are Schering AG’s expenses in connection with the takeover offers. These relate primarily to consulting fees, severance payments, retention payments and costs from exercizing stock options. In addition, the Other Result contains expenses in the amount of € 58 million from the sale of the global radiopharmaceutical business as well as earnings in the amount of € 34 million from the sale of the participation in ALK-Scherax.

In the planning years 2007 through 2009, lower income from hedging transactions, a probable reduction of the received income from licenses as well as the anticipated improvement in earnings resulting from efficiency gains which have not yet been reflected as improvements in the expense positions at the level of the business areas result in a reduction of the other earnings. Furthermore, the costs for the intended measures in late course of the FOCUS initiative are planned.

We applied the Other Result to the sustainable earnings on the basis of the planning year 2009. In doing so, the cost relief from restructuring expenses under the FOCUS initiative was taken into account because these will no longer apply after the fiscal year 2009. Accordingly, there is an overall balanced result when applying other result to the sustainable earnings. The resulting improvement in profitability from the restructuring costs planned for the fiscal year 2009 were considered by us in setting the cost ratio related to net sales for the corresponding items of income statement of Schering AG.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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5.6	Derivation of the companies net profit

The following table, based on the planned operating income in the fiscal years 2006 through 2009, shows the determination of the company’s net profit in these fiscal years as well as the determination of the sustainable earnings commencing in the year 2010 et seq. and continuing in subsequent years:

Schering Group - Income Statement
	Forecast	Planning			sustainable
	2006	2007	2008	2009	2010ff.
	€m	€m	€m	€m	€m
Net Sales	5,600	6,008	6,492	7,089	7,584
Gynecology & Andrology	2,283	2,538	2,790	3,058	3,254
Diagnostic Imaging	1,329	1,364	1,446	1,560	1,768
Specialized Therapeutics	1,241	1,314	1,398	1,483	1,096
Oncology	439	473	521	617	1,164
Other Sources	308	319	336	371	301
Contribution Margin	4,284	4,700	5,080	5,514	5,736
Gynecology & Andrology	1,994	2,258	2,482	2,719	2,875
Diagnostic Imaging	884	937	983	1,054	1,124
Specialized Therapeutics	859	924	998	1,052	688
Oncology	342	363	386	445	838
Other Sources	205	218	231	243	210
Adjustments	35	42	63	107	114

Gross Profit	4,319	4,742	5,143	5,621	5,849
as a % of net sales	77.1%	78.9%	79.2%	79.3%	77.1%

Cost of
marketing and selling	1,767	1,924	2,022	2,168	2,316
research and development	1,038	1,107	1,238	1,346	1,408
engineering and administration	523	567	545	543	590
Other operating income / expenses	-123	22	-7	-22	0
Operating Profit before Plan Adjustments	868	1,166	1,332	1,542	1,536
Plan Adjustments
Exchange Rate Trend	0	-18	-26	-37	-74
Synergy	0	19	36	52	60
Others	0	-1	-1	-1	-1
Operating Profit for Valuation Purposes	868	1,166	1,341	1,556	1,521
Financial Result	56	2	-2	-5	-10
Income Taxes	337	425	476	550	535
Profit for the period	587	742	863	1,001	975
Minority Interest	-3	-2	-3	-3	-3
Net profit	584	740	860	998	972
as a % of net sales	10.4%	12.3%	13.2%	14.1%	12.8%

Based on Schering's planned accounts for the fiscal years 2006 through 2009, the adjustments described under Section 4.3.2 were made. These included specifically:

The planning of the activities of Schering AG dependent on the US Dollar is based on a constant level of the currency exchange rate during the planning period of EUR/USD 1.30. In order to take into account the anticipated changes in the level of the currency exchange rate, adjustments were made to the operating income for activities in the USD influenced region (concerns basically USA, Latin America and Canada).

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
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As stated above, we have valued Schering in a fictitious so-called de facto corporate group. This means that we have viewed Schering fictitiously prior to a affiliation agreement taking effect. Since synergy effects can already be realized in a de facto corporate group, an analysis was conducted with regard to possible measures by Schering and Bayer. In this examination, all integration projects currently planned were examined with regard to whether they can be realized also without the existence of a corporate group agreement under the existing legal restrictions and which economic advantages can be realized as a result for the respective companies. The anticipated pre-contractual synergies for Schering were taken into account by us in the context of the forecast of earnings and in the determination of the value. In this context, the synergies were adjusted as a result of the further specification of measures and estimates of the economic effects compared to the expert report on the determination of the equity value as of 13 September 2006 dated 27 July 2006.

As a result of this work, it was apparent that pre-contractual synergies can be achieved especially in the field of joint purchasing and in mutual joint distribution of products, in production as well as in the field of administration. The positive effects are anticipated for the first time in the fiscal year 2007 and should develop their full effect in 2009. The planned contribution to profits is contained in the adjustments of the planning for the respective planned years. A small portion of these pre-contractual synergies is already included in the operative plan. Additionally synergies were accounted for in the line item Synergy. In the fiscal year 2009, synergies in value of € 59 million were included.

Furthermore, there was an adjustment of earnings and expenditures on non operating real estate, which were taken into account as special items (please refer to section 7.2).

The determination of the sustainable earnings was made in accordance with the process described in section 4.3.3, taking into account the earnings potential of Schering for the years commencing with 2010 et seq. applying an assumed sustainable growth rate. The resulting effects on the operating profits have been illustrated in detail in sections 5.1.1 through 5.1.5.

The derivations of operating income for the fiscal years 2006 through 2009 as well as the sustainable earnings for valuation purposes take into account the financial results and corporate income taxes. The financial results in the year 2006 consider in addition to income and expenses on interest the sale of investments and shares, especially the sale of the participation in Morphosys AG, Martinsried/Planegg.

The financial result was determined on the basis of planned balance sheets and planned cash flow accounts in an integrated manner. The available cash identified as of 1 January 2007 in the amount of € 130 million was applied separately (see on this, Section 7.2) and was, thus, not taken into account in the planning period for the purposes of determining the financial result.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 69

The financial result includes the interest expense in the detailed planning period for the variable interest rate loan which was taken up in the fiscal year 2004 in order to increase the liquidity reserve and which ends in the fiscal year 2009, and the interest expense for pension provisions as well as the interest income for liquid funds after adjustment of the available cash. The effects of the repayment of the variable interest rate loan in fiscal year 2009 in accordance with the agreement the financial result commencing in the year 2010 et seq. were taken into account accordingly. The interest expense for pension provisions was determined on the basis of the pension provisions existing as of 30 September 2006 in order to take into account the market value changes of the pension provisions as of 30 September 2006, which result from the calculatory interest as adjusted for the development of interest. The remaining liquid funds had an interest rate applied to them which is equal to the anticipated rate of interest on investments.

When determining the financial result, the assumptions made for distributions were also taken into account. Schering AG assumes for purposes of the planning that there will be a partial distribution of net profit. The remaining portions of the net profit will be retained. Since the reinvestment at the discount rate prior to the taxes accruing at the level of the company can also be shown at an equivalent value by a fictitious direct allocation of the retained amounts to the shareholders, we have taken into account for purposes of simplification that the retentions commencing with the fiscal year 2007 will be directly distributed as net earnings received by the shareholders, so that they are no longer taken into account with regard to financial result.

For the purposes of calculating taxes on income, trade tax, corporate income tax and the solidarity surcharge as well as foreign taxes on income were taken into account. When determining the taxable basis, material differences between the pre-tax profits under the IFRS and the income pursuant to the tax balance sheet as well as regional tax regulations were considered if existent. The determination of the tax expense in the planning period involved the application of a corporate group tax rate of 36.5 % in the fiscal year 2006 is reduced during the period up to the planned year 2009 and for the purpose of determining the sustainable tax expense to 35.5 % as a result of regional shifts in income as a result of different growth in the regions.

The minority interests are primarily shareholdings of third parties in Justesa Imagen S.A. having its registered office in Madrid and Justesa do Brasil having its registered office in Barra da Tijuca.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 70

6	Discount rate

In order to value the company, the anticipated future net income is discounted back to the effective date of the valuation at a reasonable discount rate. This discount rate consists of the (projected) earnings and the price for the best alternative use of capital in an investment comparable to the valuation object. Economically, the discount rate reflects an investor's alternative, which entails comparing the investor’s return on an investment in a specific company with a return on investing the same capital in an alternative equity investment. The discount rate therefore reflects the return on an alternative investment, which is comparable to an investment in the valuation object, provided that the two investments are equivalent with respect to the discounted cash flows regarding terms to maturity, risk and taxation (IDW S 1, section 7.2.4.1).

As a quantitative benchmark for determining alternative investment returns, the capital market yields on corporate equities (in the form of stock portfolios) provide the most appropriate criteria. These yields may be expressed generally as a combination of a risk-free rate and a risk premium which shareholders would demand based on the business risk.

6.1	Risk-free rate

The risk-free rate represents a risk free and maturity equivalent alternative investment compared to an investment in the enterprise being valued. In order to determine the risk-free interest rate for the purpose of determining an objective value of a business, the interest structure curve for government bonds can be used as the basis because the zero bond factors which are equivalent in terms of time derived from the interest structure curve ensures compliance with the equivalent term. The interest structure shows the relationship between the interest rates and the terms of zero bonds without a default risk.

The objective estimate of the interest structure curve can be based on the data in the published interest structure data of the German Federal Bank [Deutsche Bundesbank]. When using an interest structure curve, the interest rate which is equivalent to the term must be used when discounting each year. In the case of valuing an enterprise, however, this results in the practical difficulty that depending on the length of the planning period and the assumed growth rate for the following phase the so called sustainable earnings period, a present value equivalent uniform interest rate must be newly calculated using the interest structure curve. Due to reasons of practicability, a uniform risk free rate can be calculated and used on the basis of the interest structure curve for the entire period, i.e. commencing with the first year.

Using this basis and taking into account the current anomaly in the yield curve, a uniform risk-free rate of 4.0 % was set.

The risk-free rate was reduced by a typified shareholder income tax rate of 35 % to arrive, for computation purposes, at an after-tax rate of 2.6%.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 71

6.2	Risk premium

In calculating an objective equity value, the basis for deriving the risk premium is the general market behavior, and not the subjective risk propensities of individual company owners. It may be assumed, however, that investors assume that there is a certain risk when investing cash in companies (investor risk). The risk premium may be derived using the capital market pricing models (CAPM, Tax-CAPM) from the equity yields in capital markets, calculated empirically.

The standard form of the Capital Asset Pricing Model (CAPM) is a capital market model in which the costs of capital and risk premiums are stated without factoring in the effects of any personal income taxes. The calculation of the capital market based risk premium is made by establishing the difference in yields between investments in corporate ownership interests (stocks) and investments in risk-free securities. Since equity yields and risk premiums are generally influenced by income tax, a more realistic reflection of the empirically observed equity yields is the Tax-CAPM, which expands the CAPM by specifically incorporating the effects of personal income tax; the Tax-CAPM reflects, in particular, the different tax treatment of interest income, dividend income and capital gains in German tax law.

Under the Tax-CAPM, the discount rate consists of the risk-free rate reduced by the typified shareholder income tax together with the risk premium calculated on the basis of the Tax-CAPM after income tax.

Capital market studies have indicated that investments in stocks have historically generated higher returns than investments in low risk debt instruments and that the risk premium for a market portfolio ranges between 5 % and 6 % in the long-term (depending also on the reporting period). This range is consistent with the current recommendations of the IDW (see IDW Fachnachrichten Nos. 1-2/2005). Since there are no indications that investors in the future would demand a different risk premium, a market risk premium of 5.5 % after personal income taxes was applied for this valuation.

Given the special risk structure of each company to be valued, the aforementioned average risk premium must be modified. This company-specific and industry-specific risk is expressed as a so-called "beta factor" under the CAPM and the Tax-CAPM.

As Schering AG is listed on the stock exchange, beta factors which can be observed in the capital markets exist for Schering AG. The beta factor of Schering AG observed in the market as measured against the CDAX during the period from 31 December 2002 to 31 December 2005 was between 0.60 and 0.85; the average was 0.72. In order to achieve a high statistical validity of the empirical data, the determination of the period for the analysis to determine the beta factors was chosen as a period of 12 months each. The beta factor determined for the year 2006 up to the conclusion of our work represents only a distorted value as a result of the development of the stock exchange price in the context of the takeover offers and the low trading volume after the acquisition of more than 95 % of the shares by BSG. In light of this, the beta factor derived for the year 2006 is not relevant.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 72

In order to factor in the changed financing structure of the company during the financial planning period, the historically observed beta factors of the leveraged (indebted) company was first converted into an unlevered beta factor (so-called "unlevern"). This unlevered beta factor was on average approximately 0.7. On the basis of the market risk premium of 5.5 % and the beta factor for the unlevered company, a risk premium for the operating risk was calculated at 3.85 % for Schering AG (prior to adjustment to the period specific financing structure).

Finally, the unlevered beta factor of Schering AG was calculated back into the period-specific cost of capital on the basis of the future financing structures according to the projections and the level of indebtedness (the so-called “relevern”).

We have compared the unlevered beta factor of Schering AG to a group of comparable businesses in the pharmaceutical sector (peer group). The beta factor of Schering AG was far below the average beta factor in the peer group. The company has two business areas with very mature product portfolios in the fields of Gynecology & Andrology and Diagnostic Imaging which, compared to other pharmaceutical enterprises, are apparently assessed by the capital markets as making a risk reducing contribution to the overall corporate risk.

6.3	Growth rate

The achievable growth of the company is reflected in the development of the projected income and expenditures as well as the balance sheet items, financial planning for the years 2007 through 2009 upon which the valuation of the company is based, so that a consideration of a growth rate was not necessary. Furthermore, in the years 2010 et seq. and thereafter (sustainable earnings), the balance sheet and income statement items and, thus, the shareholders’ projected net earnings receivable will develop further; these sustainable earnings can be considered as a growth discount in determining the discount rate. To finance the associated growth in the sustainable earnings phase, earnings in the amount of the growth rate multiplied by equity at the end of the detailed planning phase must be retained.

We included in the derivation of the sustainable earnings by the use of a forecast model the anticipated growth of the business areas after the planning period of the operative plan. The further development was explicitly incorporated in this by presenting the existing products as well as the products under development. The long term growth beyond the examination period was derived on the basis of the average economic growth of the pharmaceutical market which is above the growth of the overall economy and the anticipated long term growth perspective of each business area respectively. It was taken into account that for a long term assessment the growth rates in the pharmaceutical market will converge in the long run with a long term growth trend which in turn will converge with the growth trend of average company revenues.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 73

Taking into consideration mid-term growth expectations of the business areas of Schering which substantiate in the long term profits, a further long term growth rate of 1.75 % has been assumed; this is above the anticipated, continuously parallel to the macro-economic growth developing long term average growth of company results, and thus reflects the at present above the average growth of company profits lying, but in time restricted growth of the pharmaceutical industry.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 74

7	Equity Value

7.1	Discounted earnings value

On the basis of the net profits of Schering AG, and applying the relevant period specific discount rates for the determination of the equity value, the discounted earnings value of Schering AG's operating assets as of 1 January 2007 is as set forth below:

Schering AG
	Forecast	Planning			sustainable
	2006	2007	2008	2009	2010ff.
	€m	€m	€m	€m	€m
Net Income	584	740	860	998	972
Retention for sustainable growth	-	-	-	-	(49)
Value impact of retention	368	466	542	629	581
Value impact of distribution	216	274	318	369	341
Typified income tax on distribution	38	48	56	65	60
Net earnings received	546	692	804	934	863

Net earnings received	546	692	804	934	863
Present value as of 31.12	17,001	17,432	17,777	18,018	-
Capitalization subtotal	17,547	18,124	18,582	18,952	863
Discount rate		6.61%	6.59%	6.61%	4.79%
Present value factor applicable to the year		0.9380	0.9381	0.9380	20.8824
Applicable present value as of 01.01		17,001	17,432	17,777	18,018

Discounted earnings as of 01.01.2007	17,547

Schering AG
	2006	2007	2008	2009	2010ff.
Risk-free rate before income tax		4.00%	4.00%	4.00%	4.00%
Typified income tax		1.40%	1.40%	1.40%	1.40%
Risk-free rate after typified income tax		2.60%	2.60%	2.60%	2.60%
Market risk premium after typified income tax		5.50%	5.50%	5.50%	5.50%
Unleveraged beta factor		0.70	0.70	0.70	0.70
Applicable present value as of 01.01		17,001	17,432	17,777	18,018
Interest-bearing debt		722	687	687	485
Debt-equity ratio		4.25%	3.94%	3.86%	2.69%
Leveraged beta factor		0.73	0.73	0.73	0.72
Risk premium		4.01%	3.99%	4.01%	3.94%
Growth rate		-	-	-	1.75%
Discount rate		6.61%	6.59%	6.61%	4.79%

Since the technical date for the valuation is 1 January 2007, the net income for the year 2006 is not discounted and is, therefore, fully taken into account.

Based on the distribution ratio in the fiscal year 2005, a distribution ratio (dividends related to net income) in an amount of 37 % was applied for the detailed planning phase. According to information which was provided from Schering, the shareholders of the company are supposed to also participate in the future growth of the company which is shown using a constant distribution ratio based on the distribution ratio for the fiscal year 2005. The distribution ratio for the sustainable earnings 2010 et seq. was, thus, assessed at 35%, taking into account the distribution ratios of Schering for the years 2003 through 2005 as well as for the detailed planning phase. It was finally compared with the distribution ratio for a group of comparable pharmaceutical enterprises with own research and development (peer group) for the years 2003 through 2005.28  We refer to our discussion in Section 8.2 on compiling the peer group. The distribution ratio of Schering corresponds almost exactly to the average distribution ratio of the peer group in the selected period in the past.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 75

The retentions of the sustainable earnings - in the amount of growth rate related to the balance sheet equity at the end of the detailed planning phase - take into account that the long term anticipated growth of the items in the profit and loss statement and the balance sheet will have to be financed. This necessary retention for the purpose of financing the growth in the future distributions is, thus, not to be included in the amount of value impact of retentions to the shareholders and reduces the amount which is available for distributions.

A re-investment of the retentions at the discount rate before corporate taxes is value equivalent to a direct attribution of the retentions to the shareholders. Therefore the retentions were simplifying directly attributed to the shareholders as value impact of retention.

Only actual distributions - unlike retentions or the retained amounts directly attributed to the shareholders - are subject to typified shareholder income tax of 17.5% (half-credit method).

The net earnings received resulting from the value impacts of retention and of distribution (less typified shareholder income tax) were capitalized using the period-specific discount rate.

7.2	Special items

Available cash and cash equivalents

Schering AG has non-operating cash and cash equivalents totalling € 130 million. For the purpose of defining cash and cash equivalents, it had to be taken into account that planned investments and distributions remain funded and a reasonable cash reserve remains available for managing business operations. In this connection, an analysis of cash needs of Schering AG throughout the year was conducted, resulting in a minimum cash reserve of € 250 million.

________________________

28	We refer to our discussion in Section 8.2 on compiling the peer group.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 76

Participating interests and non-operating real estate

The participating interests taken into account as special items relate primarily to the shares in Sonus Pharmaceuticals, Inc., Bothell (Washington), USA (hereinafter, "Sonus") and Astex Technology Ltd., Cambridge, Great Britain. The shares in Sonus were taken into account at their current market value (€ 18.3 million). The shares in Astex as well as the other participations of ancillary significance were valued simplified at their current book value of a total of € 11.7 million.

The shares in Morphosys AG, were sold in the first half of the year 2006. The sales proceeds is part of the available cash and cash equivalents, and the realized capital gain is part of the income in the fiscal year 2006.

The market value of the real estate which was identified as non-operating assets (relates primarily to the property in the Friedrichstrasse/Behrenstrasse) was determined at € 27.9 million and was taken into account as a special item with the amount of capital gains after corporate taxes (€ 25.3 million).

Dilution effects of stock options

Schering AG has granted stock options for the acquisition of stock in Schering AG to employees in the context of various stock option plans. As a result of the takeover of Schering AG by Bayer AG, all stock options of the employees can be exercised as a result of change of control clauses. Schering AG can pay cash compensation instead of issuing shares under almost all of the stock option plans. In the case of the stock option plans for which this right existed, Schering AG has exercised this right. In the case of stock option plans for key managers for the years 2001 and 2002, the right to pay cash compensation on the part of Schering does not exist. Schering AG must offer stock. Under both of these stock option plans, there were still 9,400 outstanding and exercisable options as of 1 December 2006.

The exercise of option rights leads to a reduction in the equity value of the company per share which must be taken into account if the equity value is higher than the exercise price of the options prior to exercise of the option right (dilution effect).

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 77

The dilution effect under these stock options can be calculated as follows:

Dilution effect from stock options Schering AG
Preliminary equity value (discounted earnings value plus special items as of 01.01.2007	€m	17,732
Number of shares outstanding (without own shares)	units	190,875,700
Preliminary equity value per share		€92,900

Number of options outstanding	units	9,400
Average exercise price		€69.67
Cash flow	€m	0.655

Equity value after exercising the option	€m	17,733
Number of shares after option exercise	units	190,885,100
Value per share after dilution		€92.899

Dilution effect per share		€0.001
Dilution effect as of 01.01.2007	€m	0.2

7.3	Equity value

The equity value of the Schering AG as of 17 January 2007 is calculated as follows:

Deviation equity value Schering AG
€m
Discounted earnings value	17,547
Special items
Participating interests	30
Real estate	25
Available Cash and cash equivalents	130
Dilution effects of stock options	-0.2
Equity value as of 01.01.2007	17,732
Accumulation factor	1.0030
Equity value as of 17.01.2007	17,785

The equity value of Schering AG as of 1 January 2007 in the amount of € 17,732 million has to be compounded with the discount rate as of 17 January 2007. The resulting equity value of Schering AG as of to the valuation date is € 17,785 million.

The value of each share of Schering AG is calculated on the basis of the computed equity value and the relevant number of shares as follows:

Deviation of price per share Schering AG
Equity value as of 17.01.2007 (in € million)	17,785
Number of shares outstanding (in units)	190,875,700
Price per share in €	93.18

The share capital of Schering AG consists of 194,000,000 registered no-par value shares at 1.00 Euro per share. Deducting the treasury stock consisting of 3,124,300 shares as of 1 December 2006, the relevant number of shares is 190,875,700. The value per share is € 93.18.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 79

8	Plausibility assessment using market prices

8.1	Stock Exchange Price of Schering AG

With regard to the analysis of the stock exchange price of Schering AG, we refer to our expert report on the determination of the adequate cash compensation pursuant to § 327b para. 1 AktG as of 17 January 2007 dated 3 December 2006.

8.2	Comparative market valuation

The practice of valuations also knows the so called multiple method in addition to the calculation based on the present value methods. This capital markets oriented method of valuation follows the principle of an earnings based valuation, just as does the discounted earnings value method, but the value of the company is determined in a very simplified manner on the basis of a multiple applied to a financial figure. The multiple method is based on a comparable determination of price in such a manner that suitable multiples are determined by reference to capital market data of listed comparable companies and are then applied to the company to be valued.

The value of the company determined on the basis of this process for identifying the price by referring to key data of comparable listed companies is determined as the product of a representative financial figure of the company multiplied by the multiple for comparable businesses. The multiple is determined on the basis of the relationship of value levels to financial figures in the comparable company.

In order to determine the plausibility of the fundamental equity value of Schering AG which was calculated applying economic principles, the observed market prices for comparable companies (peer group companies) and the multiples derived from them are considered.

8.2.1	Selection of comparable companies

We have looked at the industry and a comparable business model (pharmaceutical companies with own research and development) as the starting point for analyzing the comparable companies and as selection criteria in order to identify the potential comparable companies as a first step. Based on this, we examined the selected enterprises with regard to their comparability with Schering according to relevant criteria. These criteria are the strongest areas in terms of net sales as well as the regional composition and allocation of the realized net sales.

On the basis of the above criteria, the peer group consists of six companies.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 80

8.2.2	Determination of the multiples

In order to calculate the multiples, we have used the earnings before interest and tax (EBIT) and the net profits realized at the selected comparable companies in the year 2005 and the annual EBIT both for the years 2006 and 2007 according to current
IBES estimates which can be obtained from the financial services company Bloomberg. The entity value of the companies for the comparable companies was calculated using the market capitalization and adding the interest bearing financial debt.

The following table lists the multiples for the comparable companies:

Multiples of comparable companies Enterprise Value / EBIT Equity Value / Net Profit
	2005	2006e	2007e	2005	2006e	2007e

UCB SA	15.9 x	15.4 x	14.6 x	9.5 x	22.9 x	21.9 x
Serono SA	n/a	18.2 x	17.3 x	n/a	19.1 x	17.9 x
Altana AG	8.9 x	7.3 x	7.5 x	13.8 x	12.7 x	11.8 x
Schering-Plough Corp.	n/a	26.0 x	18.6 x	n/a	27.7 x	22.0 x
Merck KGaA	16.1 x	11.7 x	11.6 x	23.5 x	14.6 x	19.4 x
H Lundbeck A/S	14.1 x	19.3 x	11.2 x	18.3 x	30.4 x	15.6 x

High	8.9 x	7.3 x	7.5 x	9.5 x	12.7 x	11.8 x
Mean	13.7 x	16.3 x	13.5 x	16.3 x	21.2 x	18.1 x
Low	16.1 x	26.0 x	18.6 x	23.5 x	30.4 x	22.0 x
Source: Bloomberg, KPMG-Analysis

The average multiples on the basis of the EBIT are between 13.5 and 16.3, and on the basis of the net profits they are between
16.3 and 21.2. The identified multiples were then applied to the equivalent levels of financial figures at Schering AG.

8.2.3	Value range of the multiples

The following table provides an overview of the market values for the equity value of Schering AG determined using the multiples of the comparable companies. In doing this, initially the entity value of Schering AG was determined using the EBIT multiples of the comparable companies and deducting the interest bearing debt as well as the minority shares which resulted in the market value of the equity of Schering AG. When applying the multiple on the basis of the net profits of the comparable enterprises to the net profit of Schering, the value of Schering directly results.

Schering AG
Unauthorized translation	Update of the Independent Expert Opinion for the determination
of the legally binding	of the equity value from 13 September 2006 as of 17 January 2007
German original	Page 81

Equity Value based on EBIT-Multiples based on Net Profit-Multiples
	2005	2006e	2007e	2005	2006e	2007e
EBIT Schering Group AG	928	868	1,166
Net Income Schering Group AG				619	584	740
Enterprise Value
High	8,259	6,336	8,745
Mean	12,714	14,148	15,741
Low	14,941	22,568	21,688

Interest bearing debt*	823	850	722
Minority Interest	18	18	20

Equity Market Value
High	7,418	5,468	8,003	5,881	7,417	8,732
Mean	11,873	13,280	14,999	10,090	12,381	13,394
Low	14,100	21,700	20,946	14,547	17,754	16,280
*including provisions for pensions

On the basis of average market multiples, a range for the market value of the equity of Schering AG results which is between € 10.1 billion and € 15.0 billion; the maximum in the range is between € 14.1 billion and € 21.7 billion. On the basis of the multiple method, it can be determined that the fundamental equity value according to IDW S 1 is at the upper end of the range for comparable companies, depending on the selected multiples and the period, and in many cases the value is also above the range. Thus, there are no indications that the determined equity value compared to the present capital market environment is too low under the comparable observation of the market.

The following overview shows the complete range of the identified market multiples as well as the equity value of Schering AG.

Schering AG
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9	Concluding remarks

The result of our report on the update of the equity value of Schering AG as of 17 January 2007 as additional information for the shareholders in the context of the procedure pursuant to § 327b para. 1 AktG is summarized as follows:

•	The equity value of Schering AG updated as of 17 January 2007 is approximately € 17,785 million.

•	Based on 190,875,700 issued shares (excluding treasury shares), this constitutes a value per share of € 93.18.

We have prepared this report on the basis of the documents provided to us as well as the information given and the results of our own examinations.

Frankfurt am Main, 3 December 2006

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Zeidler          Paulus

Certified Accountant        Certified Accountant

Annexes

Annex 1

Schering Group - Transfer adjusted / non-adjusted Operating Profits
	non-adjusted	2004 Adjustments				Adjusted
		ALK- participation	Radiopharma- ceuticals	Sub-total	Other
	€m	€m	€m	€m	€m	€m
Net Sales	4,907	27	113	140	0	4,767
Gross Profit	3,701	15	25	40	0	3,661
as a % of net sales	75.4%	55.6%	22.0%	28.5%	n/a	76.8%

Cost of
marketing and selling	1,544	9	34	43	0	1,501
research and development	918	0	15	15	0	903
engineering and administration	522	0	-4	-4	0	526
Other operating income / expenses	51	0	-1	-1	32	20
including:
Expenses from the prefaced divestiture of the radiopharmaceuticals business
Income from dissolution of a provision for warranty claims
Aventis CropScience
Income from dissolution of provisions					63
Expenses for pension fund in Japan					31
Operating Profit	768	6	-21	-15	32	751

Schering Group - Transfer adjusted / non-adjusted Operating Profits
	Non-adjusted	2005 Adjustments				Adjusted
		ALK- participation	Radiopharma- ceuticals	Sub-total	Other
	€m	€m	€m	€m	€m	€m
Net Sales	5,308	34	117	151	0	5,157
Gross Profit	4,052	20	32	52	0	4,000
as a % of net sales	76.3%	58.8%	27.4%	34.5%	n/a	77.6%

Cost of
marketing and selling	1,687	9	41	50	0	1,637
research and development	982	0	16	16	0	966
engineering and administration	522	1	-4	-3	0	525
Other operating income / expenses	67	0	-56	-56	121	2
including:
Expenses from the prefaced divestiture of the radiopharmaceuticals business			54
Income from dissolution of a provision for warranty claims					88
Aventis CropScience
Income from dissolution of provisions					33
Expenses for pension fund in Japan
Operating Profit	928	10	-77	-67	121	874

[Translators notes are in square brackets]

General Engagement Terms

for

Wirtschaftsprüfer and Wirtschaftsprüfungsgesellschaften

[German Public Auditors and Public Audit Firms]
as of January 1, 2002

This is an English translation of the German text, which is the sole authoritative version

1. Scope
(1) These engagement terms are applicable to contracts between Wirtschaftsprüfer [German Public Auditors] or Wirtschaftsprüfungsgesellschaften [German Public Audit Firms] (hereinafter collectively referred to as the “Wirtschaftsprüfer”) and their clients for audits, consulting and other engagements to the extent that something else has not been expressly agreed to in writing or is not compulsory due to legal requirements.
(2) If, in an individual case, as an exception contractual relations have also been established between the Wirtschaftsprüfer and persons other than the client, the provisions of No. 9 below also apply to such third parties.

2. Scope and performance of the engagement
(1) Subject of the Wirtschaftsprüfer’s engagement is the performance of agreed services - not a particular economic result. The engagement is performed in accordance with the Grunds’tze ordnungsm’ßiger Berufsausübung [Standards of Proper Professional Conduct]. The Wirtschaftsprüfer is entitled to use qualified persons to conduct the engagement.
(2) The application of foreign law requires - except for financial attestation engagements - an express written agreement.
(3) The engagement does not extend - to the extent it is not directed thereto - to an examination of the issue of whether the requirements of tax law or special regulations, such as, for example, laws on price controls, laws limiting competition and Bewirtschaftungsrecht [laws controlling certain aspects of specific business operations] were observed; the same applies to the determination as to whether subsidies, allowances or other benefits may be claimed. The performance of an engagement encompasses auditing procedures aimed at the detection of the defalcation of books and records and other irregularities only if during the conduct of audits grounds therefor arise or if this has been expressly agreed to in writing.
(4) If the legal position changes subsequent to the issuance of the final professional statement, the Wirtschaftsprüfer is not obliged to inform the client of changes or any consequences resulting therefrom.

3. The client’s duty to inform
(1) The client must ensure that the Wirtschaftsprüfer - even without his special request - is provided, on a timely basis, with all supporting documents and records required for and is informed of all events and circumstances which may be significant to the performance of the engagement. This also applies to those supporting documents and records, events and circumstances which first became known during the Wirtschaftsprüfer’s work.
(2) Upon the Wirtschaftsprüfer’s request, the client must confirm in a written statement drafted by the Wirtschaftsprüfer that the supporting documents and records and the information and explanation provided are complete.

4. Ensuring Independence
The client guarantees to refrain from everything which may endanger the independence of the Wirtschaftsprüfer’s staff. This particularly applies to offers of employment and offers to undertake engagements on one’s own account.

5. Reporting and verbal information
If the Wirtschaftsprüfer is required to present the results of his work in writing, only that written presentation is authoritative. For audit engagements the long-form report should be submitted in writing to the extent that nothing else has been agreed to. Verbal statements and information provided by the Wirtschaftsprüfer’s staff beyond the engagement agreed to are never binding.

6. Protection of the Wirtschaftsprüfer’s intellectual property
The client guarantees that expert opinions, organizational charts, drafts, sketches, schedules and calculations - especially quantity and cost computations - prepared by the Wirtschaftsprüfer within the scope of the engagement will be used only for his own purposes.

7. Transmission of the Wirtschaftsprüfer’s professional statement
(1) The transmission of a Wirtschaftsprüfer’s professional statements (long-term reports, expert opinions and the like) to a third party requires the Wirtschaftsprüfer’s written consent to the extent that the permission to transmit to a certain third party does not result from the engagement terms.
The Wirtschaftsprüfer is liable (within the limits of No. 9) towards third parties only if the prerequisites of the first sentence are given.
(2) The use of the Wirtschaftsprüfer’s professional statements for promotional purposes is not permitted; an infringement entitles the Wirtschaftsprüfer to immediately cancel all engagements not yet conducted for the client.

8. Correction of deficiencies
(1) Where there are deficiencies, the client is entitled to subsequent fulfillment [of the contract]. The client may demand a reduction in fees or the cancellation of the contract only for the failure to subsequently fulfill [the contract]; if the engagement was awarded by a person carrying on a commercial business as part of that commercial business, a government-owned legal person under public law or a special government-owned fund under public law, the client may demand the cancellation of the contract only if the services rendered are of no interest to him due to the failure to subsequently fulfill [the contact]. No. 9 applies to the extent that claims to damages exist beyond this.
(2) The client must assert his claim for the correction of deficiencies in writing without delay. Claims pursuant to the first paragraph not arising from an intentional tort cease to be enforceable one year after the commencement of the statutory time limit for enforcement.
(3) Obvious deficiencies, such as typing and arithmetical errors and formelle Mangel [deficiencies associated with technicalities] contained in Wirtschaftsprüfer’s professional statements (long-form reports, expert opinions and the like) may be corrected - and also be applicable versus third parties - by the Wirtschaftsprüfer at any time. Errors which may call into question the conclusions contained in the Wirtschaftsprüfer’s professional statements entitle the Wirtschaftsprüfer to withdraw - also versus third parties - such statements. In the cases noted the Wirtschaftsprüfer should first hear the client, if possible.

9. Liability
(1)  The liability limitation of § [“Article”] 323 (2) [“paragraph 2”] HGB [Handelsgesetzbuch”: German Commercial Code] applies to statutory audits required by law.
(2)  Liability for negligence; An individual case of damages
If neither No. 1 is applicable nor a regulation exists in an individual case, pursuant to § 54a (1) no. 2 WPO [“Wirtschaftsprüferordnung”: Law regulating the Profession of Wirtschaftsprüfer] the liability of the Wirtschaftsprüfer for claims of compensatory damages of any kind - except for damages resulting from injury to life, body or health - for an individual case of damages resulting from negligence is limited to € 4 million; this also applies if liability to a person other than the client should be established. An individual case of damages also exists in relation to a uniform damage arising from a number of breaches of duty. The individual case of damages encompasses all consequences from a breach of duty without taking into account whether the damages occurred in one year or in a number of successive years. In this case multiple acts or omissions of acts based on a similar source of error or on a source of error of an equivalent nature are deemed to be a uniform breach of duty if the matters in question are legally or economically connected to one another. In this event the claim against the Wirtschaftsprüfer is limited to € 5 million. The limitation to the fivefold of the minimum amount insured does not apply to compulsory audits required by law.
(3) Preclusive deadlines
A compensatory damages claim may only be lodged within a preclusive decade of one year of the rightful claimant having become aware of the damage and of the event giving rise to the claim - at the very latest, however, within 5 years subsequent to the event giving rise to the claim. The claim expires if legal action is not taken within a six month deadline subsequent to the written refusal of acceptance of the indemnity and the client was informed of this consequence. The right to assert the bar of the preclusive deadline remains unaffected. Sentences 1 to 3 also apply to legally required audits with statutory liability limits.

10. Supplementary provisions for audit engagements
(1) A subsequent amendment or abridgement of the financial statements or management report audited by a Wirtschaftsprüfer and accompanied by an auditor’s report requires the written consent of the Wirtschaftsprüfer even it these documents are not published. If the Wirtschaftsprüfer has not issued an auditor’s report, a reference to the audit conducted by the Wirtschaftsprüfer in the management report or elsewhere special for the general pubic is permitted only with the Wirtschaftsprüfer’s written consent and using the wording authorized by him.
(2) If the Wirtschaftsprüfer revokes the auditor’s report, it may no longer be used. If the client has already made use of the auditor’s report, he must announce its revocation upon the Wirtschaftsprüfer’s request.
(3) The client has a right to 5 copies of the long-form report. Additional copies will be charged for separately.

11. Supplementary provisions for assistance with tax matters
(1) When advising on an individual tax issue as well as when furnishing continuous tax advice, the Wirtschaftsprüfer is entitled to assume that the facts provided by the client - especially numerical disclosures - are correct and complete; this also applies to bookkeeping engagements. Nevertheless, he is obliged to inform the client of any errors he has discovered.
(2) The tax consulting engagement does not encompass procedures required to meet deadlines, unless the Wirtschaftsprüfer has explicitly accepted the engagement for this. In this event the client must provide the Wirtschaftsprüfer, on a timely basis, all supporting documents and records - especially tax assessments - material to meeting the deadlines, so that the Wirtschaftsprüfer has an appropriate time period available to work therewith.
(3) In the absence of other written agreements, continuous tax advice encompasses the following work during the contract period:
a) preparation of annual tax returns for income tax, corporation tax and business tax, as well as net worth tax returns on the basis of the annual financial statements and other schedules and evidence required for tax purposes to be submitted by the client
b) examination of tax assessments in relation to the taxes mentioned in (a)
c) negotiations with tax authorities in connection with the returns and assessments mentioned in (a) and (b)
d) participation in tax audits and evaluation of the results of tax audits with respect to the taxes mentioned in (a)
e) participation in Einspruchs- und Beschwerdeverfahren [appeals and complaint procedures] with respect to the taxes mentioned in (a).
In the afore-mentioned work the Wirtschaftsprüfer takes material published legal decisions and administrative interpretations into account.
(4) If the Wirtschaftsprüfer receives a fixed fee for continuous tax advice, in the absence of other written agreements the work mentioned under paragraph 3 (d) and (e) will be charged separately.
(5) Services with respect to special individual issues for income tax, corporate tax, business tax, valuation procedures for property and net worth taxation, and net worth tax as well as all issues in relation to sales tax, wages tax, other taxes and dues require a special engagement. This also applies to:
a) the treatment of nonrecurring tax matters, e.g. in the field of estate tax, capital transactions tax, real estate acquisition tax
b) participation and representation in proceedings before tax and administrative courts and in criminal proceedings with respect to taxes, and
c) the granting of advice and work with respect to expert opinions in connection with conversions of legal form, mergers, capital increases and reductions, financial reorganizations, admission and retirement of partners or shareholders, sale of a business, liquidation and the like.

(6) To the extent that the annual sales tax return is accepted as additional work, this does not include the review of any special accounting prerequisites nor of the issue as to whether all potential legal sales tax reductions have been claimed. No guarantee is assumed for the completeness of the supporting documents and records to validate the deduction of the input tax credit.

12. Confidentiality towards third parties and data security
(1) Pursuant to the law the Wirtschaftsprüfer is obliged to treat all facts that he comes to know in connection with his work as confidential, irrespective of whether these concern the client himself or his business associations, unless the client releases him from this obligation.
(2) The Wirtschaftsprüfer may only release long-form reports, expert opinions and other written statements on the results of his work to third parties with the consent of his client.
(3) The Wirtschaftsprüfer is entitled - within the purposes stipulated by the client - to process personal data entrusted to him or allow them to be processed by third parties.

13. Default of acceptance and lack of cooperation on the part of the client
If the client defaults in accepting the services offered by the Wirtschaftsprüfer or if the client does not provide the assistance incumbent on him pursuant to No. 3 or otherwise, the Wirtschaftsprüfer is entitled to cancel the contract immediately. The Wirtschaftsprüfer’s right to compensation for additional expenses as well as for damages caused by the default or the lack of assistance is not affected, even if the Wirtschaftsprüfer does not exercise his right to cancel.

14. Remuneration
(1) In addition to his claims for fees or remuneration, the Wirtschaftsprüfer is entitled to reimbursement of his outlays; sales tax will be billed separately. He may claim appropriate advances for remuneration and reimbursement of outlays and make the rendering of his services dependent upon the complete satisfaction of his claims. Multiple clients awarding engagements are jointly and severally liable.
(2) Any set off against the Wirtschaftsprüfer’s claims for remuneration and reimbursement of outlays is permitted only for undisputed claims or claims determined to be legally valid.

15. Retention and return of supporting documentation and records
(1) The Wirtschaftsprüfer retains, for seven yeas, the supporting documents and records in connection with the completion of the engagement - that had been provided to him and that he has prepared himself - as well as the correspondence with respect to the engagement.
(2) After the settlement of his claims easing from the engagement, the Wirtschaftsprüfer, upon the request of the client, must return all supporting documents and records obtained from him or for him by reason of his work on the engagement. This does not, however, apply to correspondence exchanged between the Wirtschaftsprüfer and his client and to any documents of which the client already has the original or a copy. The Wirtschaftsprüfer may prepare and retain copies or photocopies of supporting documents and records which he returns to the client.

16. Applicable law
Only German law applies to the engagement, its conduct and any clams arising therefrom.